Exhibit 10.1

EXECUTION

MASTER REPURCHASE AGREEMENT

Among:

UBS REAL ESTATE SECURITIES INC., as Buyer

and

ACRC LENDER U LLC and ACRC LENDER U TRS LLC, as Sellers

and

ACRC LENDER U MEZZ LLC, as Mezzanine Subsidiary

and

ARES COMMERCIAL REAL ESTATE CORPORATION, as Guarantor

Dated as of April 9, 2014

SCHEDULES AND EXHIBITS

SCHEDULE 1	Representations and Warranties

SCHEDULE 2	Responsible Officers

SCHEDULE 3	Scheduled Indebtedness

SCHEDULE 4	Schedule of Competitors

EXHIBIT A	Form of Release Letter

EXHIBIT B	Form of Distribution Worksheet

EXHIBIT C	Form of Power of Attorney

EXHIBIT D	Form of Tax Compliance Certificate

EXHIBIT E	Approved Underwriting Guidelines

EXHIBIT F	Form of Transaction Request/Purchase Price Increase and Confirmation

EXHIBIT G	Form of Notice to Obligor/Mezzanine Borrower

EXHIBIT H	Form of Request for Repurchase/Purchase Price Decrease and Confirmation

EXHIBIT I	Form of Custodial Delivery Letter

EXHIBIT J-1	Form of Collateral Administrator Notice and Pledge

EXHIBIT J-2	Form of Collateral Administrator Notice

EXHIBIT K	Form of Compliance Certificate

EXHIBIT L	Form of Escrow Instruction Letter

EXHIBIT M-1	Form of Initial Due Diligence Checklist

EXHIBIT M-2	Form of On-going Quarterly Due Diligence Checklist

MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT (the “Agreement”), dated as of April 9, 2014, among ACRC LENDER U LLC, a Delaware limited liability company, and ACRC LENDER U TRS LLC, a Delaware limited liability company (each, a “Seller” and collectively, the “Sellers”), ACRC LENDER U MEZZ LLC, a Delaware limited liability company (“Mezzanine Subsidiary”), ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation (“Guarantor”), and UBS REAL ESTATE SECURITIES INC., a Delaware corporation (the “Buyer”).

SECTION 1.                                   APPLICABILITY

From time to time at the request of any or all Sellers the parties hereto may enter into transactions in which (a) (i) any or all Sellers agree to transfer to Buyer Purchased Assets against the transfer of funds by Buyer to the applicable Seller and (ii) ACRC agrees to transfer to Buyer Mezzanine Subsidiary Interests (it being understood that Purchased Assets which consist of Mezzanine Subsidiary Interests will be valued from time to time based on the applicable Mezzanine Subsidiary Assets owned by the Mezzanine Subsidiary), and (b) Buyer simultaneously agrees to transfer to the applicable Seller each of such Purchased Assets on the applicable Repurchase Date against the transfer of funds by the applicable Seller.  Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement (including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder), unless otherwise agreed in writing.  For the avoidance of doubt, upon receipt of the Repurchase Price (or Purchase Price Decrease, as applicable) in each Transaction, Buyer shall be obligated to return to the applicable Seller the same Purchased Assets such Seller originally transferred to Buyer pursuant to such Transaction (or to release the same Mezzanine Subsidiary Asset, as applicable).  This Agreement is a commitment by Buyer to enter into Transactions with Sellers up to the Maximum Committed Purchase Price, and sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Sellers.  Each Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement in excess of the Maximum Committed Purchase Price.  The commitment to enter into Transactions up to the Maximum Committed Purchase Price, and in Buyer’s sole discretion up to the Maximum Aggregate Purchase Price, shall be subject to satisfaction of all terms and conditions of this Agreement.

The Pricing Letter is one of the Program Documents as defined below.  The Pricing Letter is incorporated by reference into this Agreement and each Seller Party and Buyer agree to adhere to all terms, conditions and requirements of the Pricing Letter as incorporated herein.  In the event of a conflict or inconsistency between this Agreement and the Pricing Letter, the terms of the Pricing Letter shall govern.

On the initial Purchase Date, Buyer will purchase the Mezzanine Subsidiary Interests from ACRC in connection with the initial Transaction.  After the initial Purchase Date, as part of separate Transactions, ACRC may request and Buyer will fund, subject to the terms and conditions of this Agreement, a Purchase Price Increase for the Mezzanine Subsidiary

Interests based upon the acquisition of additional Mezzanine Subsidiary Assets by the Mezzanine Subsidiary.

After the initial Purchase Date, as part of separate Transactions, any Seller may request, and Buyer will fund, subject to the terms and conditions of this Agreement, an increase to the Purchase Price for a Purchased Asset based on an increase in Asset Value solely resulting from the satisfaction, in whole, or in part, of a Future Funding Obligation.

SECTION 2.                                   DEFINITIONS

As used herein, the defined terms set forth below shall have the meanings set forth herein.  Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Pricing Letter.  Additionally, as used herein, the following terms shall have the meanings defined in the Uniform Commercial Code: accounts, chattel paper (including electronic chattel paper), goods (including inventory and equipment and any accessions thereto), instruments (including promissory notes), documents, investment property, general intangibles (including payment intangibles and software), and supporting obligations, products and proceeds.

“1934 Act” shall have the meaning set forth in Section 33 of the Agreement.

“A-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the senior or pari passu senior position of a Commercial Mortgage Loan.

 “Accepted Servicing Practices” shall mean, with respect to any Purchased Asset or Mezzanine Subsidiary Asset, servicing (a) in accordance with (i) applicable laws, (ii) the terms and provisions of the Asset File, (iii) the express terms of the Collateral Administration Agreement, and (iv) the customary and usual standards of practice of prudent institutional commercial mortgage loan and mezzanine loan servicers, and (b) to the extent consistent with the foregoing requirements, in the same manner in which Collateral Administrator services commercial loans for its own account and for other third party portfolios of loans similar to the Purchased Assets and Mezzanine Subsidiary Assets, whichever is higher, but without regard to any relationship that Collateral Administrator or any Affiliate of Collateral Administrator may have with the related Obligor or any Affiliate of such Obligor or to Collateral Administrator’s right to receive compensation for its services under the Collateral Administration Agreement.

“Acquisition Cost” shall mean the total cost to the applicable Seller of originating or acquiring a Purchased Asset or Mezzanine Subsidiary Asset, which shall mean (i) with respect to an originated Purchased Asset or Mezzanine Subsidiary Asset, the outstanding principal balance advanced by Sellers to the related Obligor or Mezzanine Borrower, as applicable or (ii) with respect to an acquired Purchased Asset or Mezzanine Subsidiary Asset, the purchase price paid by Sellers for such Purchased Asset or Mezzanine Subsidiary Asset plus any principal balance advanced by the Sellers to the related Obligor or Mezzanine Borrower, as applicable, prior to the Purchase Date and any subsequently funded Future Funding Amount.

“ACRC” shall mean ACRC Lender U LLC.

“ACRC TRS” shall mean ACRC Lender U TRS LLC.

“Adjusted EBITDA” shall mean, with respect to any Person and for any Test Period, an amount equal to the sum of (a) Net Income (or loss) of such Person (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense (other than those related to capital expenditures that have not been included in the calculation of Fixed Charges), (ii) interest expense, (iii) income tax expense, (iv) extraordinary or non-recurring gains, losses and expenses, including but not limited to transaction expenses relating to business combinations, other acquisitions and unconsummated transactions, (v) unrealized loan loss reserves, impairments associated with owned real estate, and other similar charges, including but not limited to reserves for loss sharing arrangements associated with mortgage servicing rights, (vi) realized losses on loans and loss sharing arrangements associated with mortgage servicing rights and (vii) unrealized gains, losses and expenses associated with (A) derivative liabilities including but not limited to convertible note issuances and (B) mortgage servicing rights (other than the initial revenue recognition of recording an asset), plus (b) such Person’s proportionate share of Net Income (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such person) of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall mean this Master Repurchase Agreement among Buyer and each Seller Party, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified in accordance with the terms of the Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Debt Service” shall mean, for any Purchased Asset or Mezzanine Subsidiary Asset, as applicable (a) twelve (12) times the monthly payment in effect on the date of determination with respect to (x) the related Purchased Asset or (y) in the case of a Mezzanine Subsidiary Asset, such Mezzanine Subsidiary Asset plus the related Commercial Mortgage Loan or (b) if the related Purchased Asset or Mezzanine Subsidiary Asset or related Commercial Mortgage Loan, as applicable provides for an initial interest-only period and provides for scheduled amortization payments thereafter, twelve (12) times the average monthly payment of principal and interest payable during the amortization period.  Annual debt service and debt service coverage ratios are calculated using the average of the interest payments for the twelve (12) month period immediately preceding the date of determination or, if less than twelve (12) monthly payments have occurred, the average of the interest payments for such period; provided, that if a Future Funding Amount is paid by a party other than Buyer in respect of such Purchased Asset or Mezzanine Subsidiary Asset with a Future Funding Obligation, such Future Funding Amount shall not be included for purposes of calculating the Annual Debt Service.

“Annual Financial Statement Date” shall have the meaning set forth in the Pricing Letter.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 11(x) of the Agreement.

“Appraised Value” shall mean, with respect to any Purchased Asset or Mezzanine Subsidiary Asset, the “as is” value set forth in a Qualified Appraisal of the related Mortgaged Property.

“Approved Bailee” shall have the meaning assigned to such term in the Custodial Agreement.

“Approved CPA” shall mean Ernst & Young LLP and its successors or any other “big four” accounting firm.

“Approved Product” shall mean each Product approved by Buyer as identified in the Pricing Letter.  Notwithstanding any reference to a Product herein, such Product shall not be an Approved Product unless expressly identified as such in the Pricing Letter or Transaction Request/Purchase Price Increase and Confirmation.

“Approved Underwriting Guidelines” shall mean the underwriting guidelines attached hereto as Exhibit E approved by Buyer in writing in its sole discretion prior to the initial Purchase Date and any amendments thereto approved by Buyer in accordance with Section 3(b)(x) hereof.

“Asset File” shall mean the documents specified on Exhibit A to the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Asset Diligence Cap” shall have the meaning set forth in the Pricing Letter.

 “Asset Manager” shall mean Situs Asset Management LLC, or any other asset manager agreed among Sellers and Buyer, and as further set forth in Section 16(g) of the Agreement.

“Asset Manager Fee” shall have the meaning set forth in the Pricing Letter.

“Asset Schedule” shall mean with respect to any Transaction as of any date, an Asset Schedule in the form of a computer tape or other electronic medium generated by any or all Sellers and delivered to Buyer in accordance with the terms of this Agreement and to Custodian as set forth in the Custodial Agreement, which provides information relating to the Purchased Assets and Mezzanine Subsidiary Assets in the form of Annex 1 to Exhibit F hereto.

“Asset Value” shall have the meaning set forth in the Pricing Letter.

“Assignment and Acceptance” shall have the meaning set forth in Section 18 of the Agreement.

“Assignment of Leases” shall mean, with respect to any Mortgage or other security agreement, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage or other security agreement.

“ASTM” shall have the meaning set forth in Schedule 1 of the Agreement.

“B-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the junior position of a Commercial Mortgage Loan.

 “Bailee Agreement” shall have the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Blank Assignment Documents” shall have the meaning set forth in Section 3(b)(vii) of the Agreement.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York, or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean UBS Real Estate Securities Inc., its permitted successors in interest and assigns pursuant to Section 18 and, with respect to Section 7, its participants.

“Capital Lease Obligations” shall mean, with respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Change in Control” shall mean the occurrence of any of the following events:  (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors, of thirty-five percent (35%) or more; (b) Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, one-hundred percent (100%) of the outstanding membership interest of ACRC Lender U LLC; (c) Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, one-hundred percent (100%) of the outstanding membership interest of ACRC Lender U TRS LLC; (d) ACRC Lender U LLC shall cease to own and control, directly one-hundred percent (100%) of the outstanding membership interest of ACRC Lender U Mezz LLC; (e) Collateral Administrator shall cease to be one-hundred percent (100%) owned and controlled, of record and beneficially, directly or indirectly by Ares Management LLC or Guarantor, or one or more of their respective Affiliates; or (f) the sale, transfer, or other disposition of all or substantially all of Guarantor’s assets.

“CLTA” shall mean California Land Title Association, or any successor thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Administration Agreement” shall mean (i) that certain Collateral Administration Agreement, dated April 9, 2014, among Collateral Administrator, Buyer, Sellers and Mezzanine Subsidiary, amended from time to time with the consent of Buyer, or (ii) any other collateral administrator agreement as approved by Buyer in its sole discretion.

“Collateral Administrator” shall mean Ares Commercial Real Estate Servicer LLC, or a nationally recognized third party, or any other party as agreed upon by Sellers and Buyer.

“Collateral Administrator Default” shall mean any “event of default” under the Collateral Administration Agreement.

“Collateral Administrator MAE” shall mean a material adverse effect on (a) the Property, business, operations or condition (financial or otherwise) of the Collateral Administrator, (b) the ability of the Collateral Administrator to perform its obligations under any of the Program Documents to which it is a party or the Collateral Administration Agreement or (c) the validity or enforceability of any of the Program Documents or the Collateral Administration Agreement.

“Collateral Administrator Notice” shall mean (i) the notice and pledge agreement among Sellers and Mezzanine Subsidiary and Buyer and acknowledged by Collateral Administrator, in the form of Exhibit J-1 hereto, if the Collateral Administrator is an Affiliate of any Seller Party and (ii) the notice acknowledged by a third-party Collateral Administrator substantially in the form of Exhibit J-2 hereto, if the Collateral Administrator is not an Affiliate of any Seller Party.

“Commercial Mortgage Loan” shall mean a fixed or floating rate senior mortgage loan that is secured by a first mortgage lien (subject to customary permitted liens as set forth on Schedule 1 hereto) on one or more properties that are each used as an Approved Product.

“Commercial Mortgage Loan Documents” shall mean the documentation governing a Commercial Mortgage Loan and all ancillary documents related thereto.

“Commitment Fee” shall have the meaning set forth in the Pricing Letter.

“Competitor” shall mean each entity set forth on Schedule 4.

“Complete Submission” shall mean with respect to any Transaction, the Summary Diligence Materials, which shall include the Schedule of Exceptions to be attached to the applicable Transaction Request/Purchase Price Increase and Confirmation (if any), together with the Asset Schedule to be attached thereto.

“Confidential Terms” shall have the meaning set forth in Section 31 of the Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Accounts” shall have the meaning set forth in Section 5(a) of the Agreement.

“Control Agreement” shall mean a letter agreement relating to the Control Account, in form and substance acceptable to Buyer, as the same may be amended from time to time.

“Costs” shall have the meaning set forth in Section 15(a) of the Agreement.

“Credit Event” shall mean an event or circumstance relating to the Mortgaged Property that could reasonably be expected to have a material adverse effect on the value, operations or cash flows of the Mortgaged Property, as determined by Buyer in its good faith discretion.

“Credit File” shall mean with respect to each Purchased Asset and Mezzanine Subsidiary Asset, the documents and instruments relating to the origination and administration of such Purchased Asset or Mezzanine Subsidiary Asset, as applicable.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among each Seller, Mezzanine Subsidiary, Buyer and Custodian as the same may be amended from time to time.

“Custodial Asset Transmission” shall have the meaning set forth in the Custodial Agreement.

“Custodial Delivery Letter” shall have the meaning set forth in the Custodial Agreement.

“Custodial Fees” shall mean the fees charged by the Custodian under the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association or any successor thereto under the Custodial Agreement.

“Debt” shall mean, with respect to any Person: (i) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (ii) all indebtedness representing deferred payment of the purchase price of property or assets (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (iii) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (iv) all indebtedness under guaranties, endorsements, assumptions, or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, and (v) all indebtedness secured by a lien existing on property owned, subject to such lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof.

“Debt Service” shall mean for any Test Period, the sum of (a) Interest Expense for any Person for such period, determined on a consolidated basis, and (b) all regularly scheduled principal payments made with respect to Debt of such Person and its subsidiaries during such period, other than any voluntary prepayment or prepayment occasioned by the repayment of an underlying asset, or any balloon, bullet, margin or similar principal payment which repays such Debt in part or in full.

“Debt Service Coverage Ratio” or “DSCR” shall mean, with respect to any Purchased Asset or Mezzanine Subsidiary Asset, as applicable, as of any date of determination, the Underwritten Net Cash Flow for the related Mortgaged Property divided by the Annual Debt Service of such Purchased Asset or Mezzanine Subsidiary Asset, as applicable.

“DSCR Requirement Failure” shall have the meaning set forth in the Pricing Letter.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Party” shall have the meaning set forth in Section 30 of the Agreement.

“Delinquent Asset” shall mean any Purchased Asset or Mezzanine Subsidiary Asset as to which any Scheduled Payment, or part thereof, remains unpaid following the date that is sixty (60) days after the original Due Date for such Scheduled Payment (after giving effect to any applicable grace period, cure period and/or notice period).

“Distribution Worksheet” shall mean a worksheet setting forth the amounts and recipients of remittances to be made on the next succeeding Payment Date, substantially in the form of Exhibit B.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Scheduled Payment is due on a Purchased Asset or Mezzanine Subsidiary Asset, as applicable, exclusive of any days of grace.

“E-Sign” shall mean the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Record” shall mean “Record” and “Electronic Record,” both as defined in E-Sign, and shall include but not be limited to, recorded telephone conversations, fax copies or electronic transmissions.

“Electronic Signature” shall have the meaning set forth in E-Sign.

“Electronic Transactions” shall mean transactions conducted using Electronic Records and/or Electronic Signatures or fax copies of signatures.

“Eligible Asset” shall mean (a) a Commercial Mortgage Loan, (b) a senior or pari passu Participation Interest in an Eligible Asset that is evidenced by a Participation Certificate, (c) if a Commercial Mortgage Loan is in an A/B structure (where the A-Note is senior to the B-Note), the A-Note thereof, (d) a junior Participation Interest in a Commercial Mortgage Loan that is evidenced by a Participation Certificate (provided that the senior Participation Interest with respect thereto is a Purchased Asset), (e) if a Commercial Mortgage Loan is in an A/B structure (where the A-Note is senior to the B-Note), a B-Note (provided that the A-Note with respect thereto is a Purchased Asset), (f) if a Commercial Mortgage Loan is in an A-1/A-2 structure (where the A-1 Note and A-2 Note are pari passu), a A-1 Note and/or a A-2 Note, (g) a Mezzanine Subsidiary Interest, or (h) a Mezzanine Loan (provided that the related Commercial Mortgage Loan is a Purchased Asset); and in each instance, conforms with the applicable representations and warranties set forth on Schedule 1 hereto in all material respects, subject to such Schedule of Exceptions relating thereto as shall be acceptable to Buyer in its good faith discretion.

“Environmental Condition” shall mean recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor).

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety, or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et

seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time.

“EO13224” shall have the meaning set forth in Section 11(y) of the Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person with which it is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, which is treated as a single employer described in Section 414(m) or (o) of the Code.

“ESA” shall have the meaning set forth in Schedule 1 of the Agreement.

“Escrow Instruction Letter” shall mean, with respect to a Table-Funded Asset, an instruction letter delivered to the applicable title insurance company substantially in the form of Exhibit L hereto or as otherwise approved by Buyer in its sole good faith discretion.

“Event of Default” shall have the meaning set forth in Section 13 of the Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on Buyer or other recipient of any payment hereunder as a result of (i) being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) any Tax imposed on Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 7; (c) any withholding Tax that is imposed on amounts payable to or for the account of Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person acquires an interest in a Purchased Asset, or such person changes its lending office, except in each case to the extent that, pursuant to Section 7, amounts with respect to Taxes were payable either to such person’s assignor immediately before such person acquired an interest in a Purchased Asset or to such person immediately before it changed its lending office; and (d) any withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning set forth in the Pricing Letter.

“Expenses” shall mean all present and future reasonable and documented expenses incurred by or on behalf of the Buyer in connection with this Agreement or any of the other Program Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the cost of title, lien, judgment and other record searches; reasonable and documented attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Fee Cap” shall have the meaning set forth in the Pricing Letter.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Buyer.

“Financial Statements” shall have the meaning set forth in Section 12(d) of the Agreement.

“Fixed Charge Coverage Ratio” shall mean Adjusted EBITDA (as determined in accordance with GAAP) for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period, divided by the Fixed Charges for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period.

“Fixed Charge Ground Lease” shall mean a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of twenty (20) years or more from date the Mortgaged Property was financed, (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Fixed Charges” shall mean, with respect to any Person, at any time, the sum of (a) Debt Service, (b) all preferred dividends that such Person is required, pursuant to the terms of the certificate of designation or other similar document governing the rights of preferred shareholders, to pay and is not permitted to defer, (c) Capital Lease Obligations paid or accrued during such period, and (d) any amounts payable under any Fixed Charge Ground Lease.

“Future Funding Amount” means the aggregate dollar amount of all unfunded Future Funding Obligations.

“Future Funding Obligations” means, with respect to a Purchased Asset or Mezzanine Subsidiary Asset, any amount required to be advanced by the holder after the first disbursement under such Purchased Asset or Mezzanine Subsidiary Asset, as applicable, which as of the date of determination has not yet been advanced.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“GLB Act” shall have the meaning set forth in Section 12(u) of the Agreement.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions over any Seller Party or Buyer, as applicable.

“Ground Lease” shall mean a lease for all or any portion of the real property comprising the Mortgaged Property, the lessee’s interest in which is held by the Obligor of the related Mortgage Loan.

“Ground Lessee” shall mean the lessee under a Ground Lease.

“Guarantor” shall mean Ares Commercial Real Estate Corporation, or any successors in interest thereto.

“Hedge Agreement” shall mean any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement.

“Hospitality” shall mean a real estate development owned by the Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as a hotel or motel which is part of a national or regional chain or franchise (determined by Buyer in its sole discretion), including all land, amenities and improvements, with individual rooms principally for short-term rental to tenants occupying same.

“Income” shall mean, with respect to any Purchased Asset or Mezzanine Subsidiary Asset at any time, any principal thereof received and all interest, dividends or other distributions received thereon, in each case, until (a) repurchased by a Seller or (b) with respect to a Mezzanine Subsidiary Asset, released by Buyer pursuant to a Purchase Price Decrease, in each case, excluding (i) payments received with respect to any Purchased Asset or Mezzanine Subsidiary Asset which are designated for payment of escrows required thereunder, (ii) to the extent no Event of Default shall have occurred and be continuing, any amounts that the Collateral Administrator, or any servicer or subservicer, is permitted to net from collections or otherwise withdraw from the Control Account, and (iii) to the extent no Event of Default shall have occurred and be continuing and to the extent received by Buyer, any amounts in excess of the outstanding principal balance of such Purchased Asset or Mezzanine Subsidiary Asset (a) repurchased by a Seller or (b) with respect to a Mezzanine Subsidiary Asset, released by Buyer pursuant to a Purchase Price Decrease, in each case, pursuant to Section 3(e) or any other provision of this Agreement.

“Income Producing Property” shall mean a Commercial Mortgage Loan or Mezzanine Loan that produces positive annual Adjusted EBITDA.

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business) and all obligations under leases which are or should be under GAAP, recorded as capital leases, in respect of which a person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a person otherwise assures a creditor against loss, (ii) all obligations for borrowed money or for the deferred purchase price of a property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including without limitation accounts receivable and contract rights) owned by a person, whether or not such person has assumed or become liable for the payment thereof (provided, that if recourse is limited solely to such property, then the amount of such Indebtedness shall in no event exceed the market value of such property), and (iii) all other liabilities and obligations which would be classified in accordance with GAAP as liabilities on a balance sheet.

“Indemnified Party” shall have the meaning set forth in Section 15(a) of the Agreement.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller Party hereunder or under any Program Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Industrial” shall mean a property owned by an Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as an industrial property.

“Insolvency Event” shall mean, for any Person:

(a)                                 that such Person shall discontinue or abandon operation of its business; or

(b)                                 that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c)                                  a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar Requirement of Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs, which proceeding shall not have been timely contested and shall result in an order for relief which shall remain unstayed for a period of forty-five (45) days; or

(d)                                 the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Requirement of Law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such Requirement of Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)                                  if such Person is a corporation, such Person shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c) or (d).

“Insurance Rating Requirements” shall mean, with respect to an insurer meeting the requirements of the related Mortgage, a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P.

“Interest Expense” shall mean, with respect to any Person and for any Test Period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan and the amortization of financing costs), plus such Person’s proportionate share of interest expense from the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“IRS” shall have the meaning set forth in Section 7(b)(i) hereof.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or similar encumbrance.

“Litigation Threshold” shall have the meaning set forth in the Pricing Letter.

“LTV” shall mean with respect to any Purchased Asset or Mezzanine Subsidiary Asset, as applicable, the ratio of the lesser of the Acquisition Cost or the outstanding principal amount of such Purchased Asset or Mezzanine Subsidiary Asset, as applicable, as of the date of determination, plus any other debt pari passu or senior thereto secured directly or indirectly (including, without limitation, Purchased Assets and Mezzanine Subsidiary Assets) by the Mortgaged Property, to the Appraised Value of the Mortgaged Property.

“Margin Call” shall have the meaning set forth in Section 4(b) of the Agreement.

“Margin Deficit” shall have the meaning set forth in Section 4(b) of the Agreement.

“Margin Threshold” shall mean $100,000.

“Market Value” shall have the meaning set forth in the Pricing Letter.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations or condition (financial or otherwise) of any Seller Party, (b) the ability of any Seller Party to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, or (d) the rights and remedies of Buyer under any of the Program Documents.

“Maximum Aggregate Purchase Price” shall have the meaning set forth in the Pricing Letter.

“Maximum Committed Purchase Price” shall have the meaning set forth in the Pricing Letter.

“Mezzanine Borrower” shall mean the borrower under the Mezzanine Loan Documents.

“Mezzanine Collateral” shall mean the collateral pledged in respect of a Mezzanine Loan.

“Mezzanine Lender” shall have the meaning set forth in clause (35) on Schedule 1(c) of the Agreement.

“Mezzanine Loan” shall mean a loan to a Mezzanine Borrower that owns an interest in a special purpose entity that directly owns real property and such loan is secured by a pledge of equity interests in the owner of such real property.

“Mezzanine Loan Acquisition Agreement” shall mean with respect to each Mezzanine Loan, the agreement, dated as of the date hereof, pursuant to which the Mezzanine Subsidiary acquires such Mezzanine Loan from ACRC, as amended, restated, supplemented or otherwise modified from time to time subject to Buyer’s written consent.

“Mezzanine Loan Documents” shall mean the documentation governing a Mezzanine Loan, and all ancillary documents related thereto, including, without limitation, any intercreditor agreement.

“Mezzanine Loan Transfer Agreement” shall mean with respect to each Mezzanine Subsidiary Asset, the agreement pursuant to which ACRC sells, assigns, transfers and conveys all right, title and interest in such Mezzanine Subsidiary Asset to the Mezzanine Subsidiary, in the form attached as Exhibit A to the Mezzanine Loan Acquisition Agreement.

“Mezzanine Note” shall mean a note or other evidence of indebtedness of a Mezzanine Borrower under a Mezzanine Loan.

“Mezzanine Property Owner” shall have the meaning set forth in clause (1) on Schedule 1(c) of the Agreement.

“Mezzanine Repurchase Assets” shall have the meaning provided in Section 8(c)(iii) of the Agreement.

“Mezzanine Subsidiary” shall mean ACRC Lender U Mezz LLC, a wholly owned Subsidiary of ACRC.

“Mezzanine Subsidiary Asset” shall mean the Mezzanine Loans owned by the Mezzanine Subsidiary and shall include any Mezzanine Repurchase Asset related to the foregoing subject to a Transaction, transferred by ACRC to, and owned by, the Mezzanine Subsidiary, each as listed on the related Asset Schedule attached to the related Transaction Request/Purchase Price Increase and Confirmation.

“Mezzanine Subsidiary Interests” means any and all of ACRC’s interests, including Capital Stock, in Mezzanine Subsidiary including, without limitation, all its rights to participate in the operation or management of Mezzanine Subsidiary and all its rights to properties, assets, member interests and distributions under the Mezzanine Subsidiary Organizational Documents in respect of such member interests.  “Mezzanine Subsidiary Interests” also include (i) all accounts receivable arising out of the applicable Mezzanine Subsidiary Organizational Documents; (ii) all general intangibles arising out of the applicable Mezzanine Subsidiary Organizational Documents; and (iii) to the extent not otherwise included, all proceeds of any and all the foregoing (including within proceeds, whether or not otherwise included therein, and any and all contractual rights of ACRC under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Mezzanine Subsidiary).

“Mezzanine Subsidiary Organizational Documents” shall mean the certificate of formation and operating agreement of the Mezzanine Subsidiary.

“Minimum Price Differential” shall have the meaning set forth in the Pricing Letter.

“Minimum Purchase Price Debt Yield” shall have the meaning set forth in the Pricing Letter.

“Mixed Use” shall mean a Mortgaged Property used for both residential and non-residential purposes.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority security interest in an estate in fee simple in real property and the improvements thereon or a Ground Lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean, with respect to any Purchased Asset, a mortgage loan made in respect of the related Mortgaged Property.

“Mortgage Note” shall mean a note or other evidence of indebtedness of an Obligor secured by a Mortgage that is a Purchased Asset, including an A-Note or a B-Note.

“Mortgaged Property” shall mean (a) with respect to a Commercial Mortgage Loan, the real property or leasehold interest securing repayment of the debt evidenced by a Mortgage Note; (b) with respect to a Participation Interest, the real property securing the Commercial Mortgage Loan in which such Participation Interest represents a participation and (c) with respect to a Mezzanine Loan, the real property that is owned by the Mezzanine Property Owner.

“Multi-Family” shall mean a property owned by the Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as a five-or-more family residential property, including all land, amenities and improvements, with individual units principally for lease to residential tenants occupying same.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Nondefaulting Party” shall have the meaning set forth in Section 30 of the Agreement.

“Notice to Obligor/Mezzanine Borrower” shall mean a notice, substantially in the form of Exhibit G hereto, which Buyer may send or cause to be sent to (a) each Obligor of a Purchased Asset and (b) each Mezzanine Borrower with respect to a Mezzanine Subsidiary Asset, in each case subject to a Transaction after the occurrence and continuance of an Event of Default.

“Obligations” shall mean (a) any amounts owed by Sellers to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Program Documents, and (b) all other obligations or amounts owed by Sellers to Buyer or an Affiliate of Buyer under any other contract or agreement relating to this Agreement, in each case, whether such amounts or obligations owed are direct or indirect, absolute or contingent, matured or unmatured.

“Obligor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“OFAC” shall have the meaning set forth in Section 11(y) of the Agreement.

“Office Building” shall mean a building owned by the Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as an office building, including all land, amenities and improvements, with individual office space held principally for lease to commercial tenants and not principally for lease to recreational or residential tenants.

“One-Month LIBOR” shall mean, with respect to each Pricing Rate Period during which a Transaction is outstanding, the rate (calculated by Buyer, expressed as a percentage per annum and rounded upward, if necessary, to the next nearest one ten-thousandth of 1%) for deposits in United States Dollars for a one-month period, which appears on Reuters ICE Libor Rates Page LIBOR01 (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices) as of 11:00 a.m., London time, on the Pricing

Rate Determination Date or Reset Date, as applicable.  If such rate does not appear on Reuters ICE Libor Rates Page LIBOR01 (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices) as of 11:00 a.m., London time on the Pricing Rate Determination Date or Reset Date, as applicable, One-Month LIBOR for the next Pricing Rate Period and such Pricing Rate Determination Date or Reset Date, as applicable, shall be determined as follows.  Buyer shall request the principal London office of any four (4) major reference banks in the London interbank market selected by Buyer to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one (1) month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date or Reset Date, as applicable, in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at such time.  If two (2) or more such offered quotations are so provided, One-Month LIBOR shall be the arithmetic mean of such quotations.  If fewer than two (2) such quotations are so provided, Buyer shall request any three (3) major banks in New York City selected by Buyer to provide such bank’s rate for loans in United States dollars to leading European banks for a one (1) month period as of approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date or Reset Date, as applicable, for deposits in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at such time.  If two (2) or more such rates are so provided, One-Month LIBOR shall be the arithmetic mean of such rates.  If One-Month LIBOR cannot be determined in accordance with the foregoing provisions for any Pricing Rate Period, then One-Month LIBOR for such Pricing Rate Period shall be the One-Month LIBOR as determined for the immediately preceding Pricing Rate Period.

“Other Connection Taxes” shall mean, with respect to Buyer or other recipient of any payment hereunder, Taxes imposed as a result of a present or former connection between such Buyer or other recipient and the jurisdiction imposing such Tax (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced by any Program Document, or sold or assigned an interest in any Transaction or Program Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 18).

“Participant Register” shall have the meaning set forth in Section 19(c) of the Agreement.

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a performing senior or pari passu senior or junior participation interest in a performing Commercial Mortgage Loan evidenced by a Participation Certificate.

“Payment Date” shall mean the third (3rd) day of each calendar month (or the succeeding Business Day if such day is not a Business Day).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall have the meaning set forth in Section 11(s) of the Agreement.

“PML” shall have the meaning set forth in Schedule 1 of the Agreement.

“Post-Default Rate” shall have the meaning set forth in the Pricing Letter.

“Power of Attorney” shall have the meaning set forth in Section 8(c) of the Agreement.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) to the Purchase Price for such Transaction, on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Sellers to Buyer with respect to such Transaction).

“Price Differential Shortfall” shall have the meaning set forth in the Pricing Letter.

“Pricing Letter” shall mean that certain letter agreement among Buyer and each Seller Party, dated as of the date hereof, as the same may be amended from time to time.

“Pricing Rate” shall have the meaning set forth in the Pricing Letter.

“Pricing Rate Determination Date” shall mean in the case of the first Pricing Rate Period with respect to any Transaction, the first day on which such Pricing Rate Period begins.

“Pricing Rate Period” shall mean (a) with respect to the first Payment Date, the period from and including the applicable Purchase Date through and including the last day of the calendar month in which such Purchase Date occurs, and (b) with respect to any subsequent Payment Date, the period from and including the 1st calendar day of the month preceding the applicable Payment Date through and including the last calendar day of the month in which the applicable Payment Date occurs.

“Pricing Spread” shall have the meaning set forth in the Pricing Letter.

“Principal Payment” shall mean, for any Purchased Asset or Mezzanine Subsidiary Asset, any amount applied to reduce the principal or other invested amount of such Purchased Asset or Mezzanine Subsidiary Asset, as applicable, including, without limitation, (i) a scheduled principal payment, (ii) principal prepayments from any source and of any nature whatsoever, (iii) net insurance or net condemnation proceeds, to the extent applied to reduce the principal amount or other invested amount of the related Purchased Asset or Mezzanine Subsidiary Asset, as applicable, or (iv) any net proceeds from any sale, refinancing, liquidation or other disposition of the underlying real property or interest relating to such Purchased Asset or Mezzanine Subsidiary Asset, as applicable to the extent applied to reduce the principal amount or the invested amount of the related Purchased Asset or Mezzanine Subsidiary Asset, as applicable.

“Private Pay Assisted Living Facility” shall mean a property owned by the Obligor the primary usage of which is as an assisted living facility for senior citizens whereby residents are required to pay for housing, care and other services (excluding auxiliary services that comply with the immediately succeeding sentence) out-of-pocket and not from Medicaid funds.  Auxiliary services may be provided to such residents by one or more entities separate from the Obligor who are subject to appropriate regulatory licenses governing such services, provided that such auxiliary services shall not exceed 10% of gross annual Income generated by such Mortgaged Property.

“Product” shall have the meaning set forth in the Pricing Letter.

“Program Documents” shall mean this Agreement, the Pricing Letter, the Custodial Agreement, the Securitization Exclusivity Letter, the Program Guaranty, each Control Agreement, the Collateral Administration Agreement, the Collateral Administrator Notice, if any, the Mezzanine Loan Acquisition Agreement, each Mezzanine Loan Transfer Agreement, the Mezzanine Subsidiary Organizational Documents and the Power of Attorney.

“Program Guaranty” shall mean that certain guaranty made by Guarantor in favor of Buyer, as amended from time to time.

“Prohibited Person” shall have the meaning set forth in Section 11(y) of the Agreement.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Assets are sold by any Seller to Buyer, or, in the case of Mezzanine Subsidiary Assets, the date on which such Mezzanine Subsidiary Assets are transferred by ACRC to the Mezzanine Subsidiary subject to the lien granted to Buyer.

“Purchase Closing Statement” shall mean the form attached as Annex 2 to the Transaction Request/Purchase Price Increase and Confirmation for each Eligible Asset proposed to be sold to Buyer in accordance with, and subject to the terms and conditions of, this Agreement.

“Purchase Price” shall have the meaning set forth in the Pricing Letter.

“Purchase Price Decrease” shall mean a decrease in the Purchase Price for a Purchased Asset that is a Mezzanine Subsidiary Interest equal to the Purchase Price attributed to a Mezzanine Subsidiary Asset on the date such Mezzanine Subsidiary Asset is transferred to a Person such that it is no longer subject to a Transaction hereunder, and the decrease in value of the Purchase Price arising from the Mezzanine Subsidiary Interests related thereto.

“Purchase Price Debt Yield” shall have the meaning set forth in the Pricing Letter.

“Purchase Price Debt Yield Failure” shall have the meaning set forth in the Pricing Letter.

“Purchase Price Increase” means (a) an increase in the Purchase Price, pursuant to Section 3(c) hereof, for a Purchased Asset with a Future Funding Obligation based upon the additional amount funded with respect to such Future Funding Obligation (pursuant to Section 3(b)(xiii) hereof, for purposes of determining the Purchase Price Increase with respect to a Purchased Asset with a Future Funding Obligation) or (b) an increase in the Purchase Price for the Mezzanine Subsidiary Interests equal to the Purchase Price attributed to a Mezzanine Subsidiary Asset, on the Purchase Date of such Mezzanine Subsidiary Asset, as requested by Sellers pursuant to Section 3(c) hereof.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Letter.

“Purchased Asset” shall mean each of the Commercial Mortgage Loans and Mezzanine Subsidiary Interests (or other Eligible Assets), together with the related Repurchase Assets and Mezzanine Repurchase Assets transferred by any Seller to Buyer in a Transaction hereunder, listed on the related Asset Schedule attached to the related Transaction Request/Purchase Price Increase and Confirmation.

“Qualified Appraisal” shall mean an appraisal of the related Mortgaged Property signed by a qualified appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation was and is not affected by the approval or disapproval of the Commercial Mortgage Loan or Mezzanine Loan, and such appraisal and appraiser both satisfied either (i) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (ii) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such Commercial Mortgage Loan was originated.

“Quarterly Financial Statement Date” shall have the meaning set forth in the Pricing Letter.

“Records” shall mean all instruments, agreements and other books, records, and reports and data stored in other media maintained by any Seller or any other person or entity with respect to a Purchased Asset or Mezzanine Subsidiary Asset.  Records shall include the Mortgage Notes, Mezzanine Notes, any Mortgages, the Asset Files, the credit files related to the

Purchased Asset or Mezzanine Subsidiary Asset and any other instruments necessary to document or service a Purchased Asset or Mezzanine Subsidiary Asset.

“Recourse Debt” shall mean, without duplication, (a) Debt of a consolidated Subsidiary of Guarantor for which Guarantor has provided a payment guarantee and (b) any Debt of Guarantor other than Debt in respect of which recourse for payment (except for customary exceptions for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse or tax-exempt financings of real estate) is contractually limited to specific assets of Guarantor (and not a majority of Guarantor’s assets) encumbered by a Lien securing such Debt.

“Register” shall have the meaning set forth in Section 19(b) of the Agreement.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code.

“REIT Distribution Requirement” shall mean for any taxable year, an amount of dividends sufficient to meet the requirements of Section 857(a) of the Code.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Reporting Date” shall mean the 20th day of each month, or if such day is not a Business Day, the next succeeding Business Day.

“Reporting Period” shall have the meaning provided in Section 11(s) of the Agreement.

“Repurchase Assets” shall have the meaning provided in Section 8(a) of the Agreement.

“Repurchase Date” shall mean the date on which any or all Sellers are to repurchase any or all Purchased Assets or Mezzanine Subsidiary Assets subject to a Transaction from Buyer or the date on which a Purchased Asset or Mezzanine Subsidiary Asset shall no longer be subject to a Transaction, which shall be the earliest of (i) the Termination Date or (ii) any date determined by application of the provisions of Sections 3(d) or 14.

“Repurchase Price” shall mean (a) the price at which Purchased Assets are to be transferred from Buyer or its designee to the Sellers upon termination of a Transaction or (b) the price at which Mezzanine Subsidiary Assets shall be transferred from the Mezzanine Subsidiary and released from lien of Buyer, which, in either case, will be determined in each case (including

Transactions terminable upon demand) as the sum of the Purchase Price for the related Purchased Asset or Mezzanine Subsidiary Asset, as applicable, and the accrued but unpaid Price Differential for the related Purchased Asset or Mezzanine Subsidiary Asset, as applicable, plus any fees due as of the date of such determination in respect of the Repurchase Price for such Purchased Asset or Mezzanine Subsidiary Asset, as applicable, les any amounts received by Buyer to the date of such determination.

“Request for Repurchase/Purchase Price Decrease and Confirmation” shall mean a request from a Seller to Buyer, in the form attached as Exhibit H hereto, to repurchase Purchased Assets subject to a Transaction or cause a Purchase Price Decrease with respect to a Transaction as a result of the release of a Mezzanine Subsidiary Asset.

“Requirement of Law” shall mean as to any Person, any law, treaty, rule, regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

“Requirement of Law Notice” shall have the meaning provided in Section 6(c) of the Agreement.

“Requirement of Law Premium” shall have the meaning provided in Section 6(b) of the Agreement.

“Re-Registration” shall mean the delivery of a Mezzanine Subsidiary Interests by ACRC to Buyer and the registration of such Mezzanine Subsidiary Interests in the name of the Buyer.

“Reset Date” shall mean, with respect to any Pricing Rate Period, the second Business Day preceding the first day of such Pricing Rate Period with respect to any Transaction.

“Responsible Officer” shall mean an officer of a Seller Party listed on Schedule 2 hereto, as such Schedule 2 may be amended from time to time, or any other officer deemed reasonably acceptable by Sellers and Buyer.

“Retail” shall mean a property owned by the Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is as one or more retail stores, held principally for lease to one or more commercial retail tenants and not principally for lease to recreational or residential tenants.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Schedule of Exceptions” shall mean the schedule attached to the Transaction Request/Purchase Price Increase and Confirmation, which shall set forth any exceptions to the representations and warranties (i) made pursuant to Section 11 of the Agreement, and (ii) set forth in Schedule 1, with respect to each Purchased Asset or Mezzanine Subsidiary Asset covered thereby.

“Scheduled Payment” shall mean the scheduled payment of principal and/or interest on a Purchased Asset or Mezzanine Subsidiary Asset.

“SEC” shall have the meaning set forth in Section 33 of the Agreement.

“Section 4402” shall have the meaning set forth in Section 30 of the Agreement.

“Securitization Exclusivity Letter” shall mean the letter entered into among Buyer and Seller Parties, and referencing, “Securitization Exclusivity Side Letter: UBS-ARES”.

“Self-Storage” shall mean a property owned by an Obligor or for which the Obligor is a Ground Lessee, the primary usage of which is a self-storage facility.

“Seller” shall mean ACRC and ACRC TRS, or any of their respective successors in interest thereto.

“Seller Party” shall mean each Seller, Mezzanine Subsidiary and Guarantor, collectively, the “Seller Parties”.

“Servicing Rights” shall mean the rights of any Person to administer, service or subservice the Purchased Assets, Mezzanine Subsidiary Assets or to possess related Records.

“Servicing Term” shall have the meaning set forth in Section 16(a) of the Agreement.

“SIPA” shall have the meaning set forth in Section 33 of the Agreement.

“Stockholders’ Equity” shall refer to that which is reflected as stockholders’ equity on a Person’s most recent unaudited quarterly statements or audited annual balance sheet, as applicable, in each case prepared in accordance with GAAP.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.

“Summary Diligence Materials” shall mean the items described on Annex 3 to Exhibit F hereto for each Eligible Asset proposed to be sold to Buyer in accordance with, and subject to the terms and conditions of, this Agreement.

“Table-Funded Asset” shall mean an Eligible Asset for which any Seller has delivered a Transaction Request/Purchase Price Increase and Confirmation pursuant to Section 3 hereof, and for which a complete Asset File has not been delivered to Custodian prior to the related Purchase Date.  For the avoidance of doubt, a Purchased Asset shall be considered a Table-Funded Asset until such time as the related Asset File is delivered to the Custodian and the Custodian has indicated receipt on a Trust Receipt.

“Tangible Net Worth” shall mean, with respect to any Person, all amounts that would be included under capital or shareholder’s equity (or any like caption) on the balance sheet of such Person, minus (a) amounts owing to that Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, plus deferred origination fees, net of deferred origination costs, all on or as of such date. For sake of clarity, mortgage servicing rights shall not be deemed to be intangible assets.

“Tax Compliance Certificate” shall have the meaning set forth in Section 7(b)(ii) hereof.

“Taxes” shall mean any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall have the meaning set forth in the Pricing Letter.

“Test Period” shall mean the time period from the first day of each calendar quarter through and including the last day of such calendar quarter.

“Third Party Participants” shall have the meaning set forth in Section 12(w) of the Agreement.

“Third Party Transaction Parties” shall have the meaning set forth in Section 17 of the Agreement.

“Title Exception” shall have the meaning set forth in Schedule 1 of the Agreement.

“Title Policy” shall have the meaning set forth in Schedule 1 of the Agreement.

“Transaction” shall have the meaning set forth in Section 1.

“Transaction Request/ Purchase Price Increase and Confirmation” shall mean a request from any or all Sellers to Buyer, in the form attached as Exhibit F hereto, to enter into a Transaction, which shall not be binding upon Buyer unless and until countersigned by Buyer and delivered to Sellers.

“TRIA” shall have the meaning set forth in Schedule 1 of the Agreement.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“UCC-9 Policy” shall have the meaning set forth in clause (11) of Schedule 1(c) of the Agreement.

“Underwritten Net Cash Flow” shall mean the net operating income for the Mortgaged Property, less tenant improvements, leasing commissions, and replacement reserves for capital items and offset by interest, tenant improvement, leasing commission, replacement and other reserves in place and loan holdbacks allocated for such purposes and increased by an amount appropriate for rents attributable to executed leases for tenants not yet occupying the Mortgaged Property or rent concessions under such executed leases, as based on Collateral Administrator’s underwriting and adjusted by Buyer, in its good faith discretion.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of the Agreement relating to such perfection or effect of perfection or non-perfection.

“Warehouse Fees” shall have the meaning set forth in the Pricing Letter.

SECTION 3.                                   INITIATION; TERMINATION

(a)                                 Conditions Precedent to Initial Transaction.  Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Sellers all of the following, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(i)                                     Program Documents.  The Program Documents, duly executed and delivered to Buyer.

(ii)                                  Organizational Documents.  Certified copies of the organizational documents of each Seller Party.

(iii)                               Good Standing Certificate.  A certified copy of a good standing certificate from the jurisdiction of organization of each Seller Party, dated as of no earlier than the date fourteen (14) Business Days prior to the Effective Date.

(iv)                              Officer’s Certificate.  An officer’s certificate of each Seller Party in form and substance acceptable to Buyer in its sole discretion.

(v)                                 Opinions of Counsel.  An opinion of each Seller Party’s and Collateral Administrator’s counsel, setting forth corporate, enforceability, perfection, safe harbor and an Investment Company Act of 1940, as amended (the “Investment Company Act”) opinion (provided that with respect to the Mezzanine Subsidiary, such opinion shall indicate that it is not necessary to register the Mezzanine Subsidiary under the Investment

Company Act for reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act), which shall be acceptable to Buyer and its counsel in their sole discretion.

(vi)                              Security Interest.  Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Repurchase Assets and Mezzanine Subsidiary Assets and other Mezzanine Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(vii)                           Insurance.  Evidence that Seller Parties have added endorsements for theft of warehouse lender money and collateral, naming Buyer as a loss payee under its Fidelity Insurance and as a direct loss payee/right of action under its errors and omissions insurance policy.

(viii)                        Fees.  Payment of any fees and other costs and expenses due to Buyer hereunder to the extent the applicable Seller Party has received an invoice for such fees at least two (2) Business Days prior to the Effective Date.

(ix)                              Other Documents.  Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)                                 Conditions Precedent to all Transactions.  Upon satisfaction of the conditions set forth in this Section 3(b), Buyer shall enter into a Transaction with Sellers up to the Maximum Committed Purchase Price and with respect to any Transaction in excess of the Maximum Committed Purchase Price and up to the Maximum Aggregate Purchase Price, Buyer may enter into a Transaction in Buyer’s sole discretion.  Buyer’s entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i)                                     Due Diligence Review.  Without limiting the generality of Section 17 of the Agreement, Buyer shall have completed, to its satisfaction, its preliminary due diligence review of the related Purchased Assets and Mezzanine Subsidiary Assets, including a review of the Schedule of Exceptions; provided that if the Mortgage Loan or Mezzanine Loan documents prohibit or restrict Buyer from performing such due diligence review to the satisfaction of Buyer and therefore Buyer fails to confirm such asset as an Eligible Asset, such asset shall be an ineligible asset.

(ii)                                  No Default.  No Default or Event of Default shall have occurred and be continuing under the Program Documents.

(iii)                               Representations and Warranties.  Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller Party in Section 11 of the Agreement, shall be true, correct and complete in all material respects with the same force and effect as if made as of such Purchase Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iv)                              Maximum Aggregate Purchase Price.  After giving effect to the requested Transaction, the aggregate outstanding Purchase Price attributable to all Purchased Assets subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Committed Purchase Price without the prior consent of Buyer, and, in any case, shall not exceed the Maximum Aggregate Purchase Price.

(v)                                 No Margin Deficit.  After giving effect to the requested Transaction, no Margin Deficit shall have occurred or be continuing.

(vi)                              Transaction Request/Purchase Price Increase and Confirmation.  Sellers shall have delivered (A) to Buyer, not later than 11:00 a.m., New York time, ten (10) Business Days’ prior to the requested Purchase Date, and to Custodian, in accordance with the timeframes set forth in the Custodial Agreement, (1) a Transaction Request/Purchase Price Increase and Confirmation with a requested Purchase Price of not less than (x) $250,000 or (y) such lesser amount as agreed to by Buyer in its sole discretion, and shall be in increments of not less than $10,000, and (2) an Asset Schedule with respect to all Purchased Assets and Mezzanine Subsidiary Assets subject to the requested Transaction and (B) in addition, with respect to any Table-Funded Assets, (1) to the Approved Bailee a copy of the related Transaction Request/Purchase Price Increase and Confirmation no later than 12:00 noon New York time on the requested Purchase Date, to be held in escrow by the Approved Bailee on behalf of Buyer pending finalization of the Transaction and (2) to Buyer copies of the fully executed Bailee Agreement and Escrow Instruction Letter including the appropriate wire instructions for the Purchase Price of the related Purchased Asset no later than 12:00 noon New York time on the requested Purchase Date.

(vii)                           Delivery of Asset File.  On or before each Purchase Date with respect to each Purchased Asset and Mezzanine Subsidiary Asset, the applicable Seller shall deliver or cause to be delivered to Buyer or its designee (initially, the Custodian) the Custodial Delivery Letter in the form attached hereto as Exhibit I.  In connection with each sale, transfer, conveyance and assignment of a Purchased Asset or a Mezzanine Subsidiary Asset, as applicable, on or prior to each Purchase Date with respect to such Purchased Asset or on or prior to the fifth (5th) Business Day following the Purchase Date with respect to a Table-Funded Asset (provided, that, if Buyer’s diligence review of the related Asset File for a Table-Funded Asset requires the delivery of a document or instrument or the equivalent contained in the Asset File that the applicable Seller cannot deliver, or cause to be delivered, to Custodian at the time they are required to be delivered, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation, the delivery requirements set forth in this Agreement and the Custodial Agreement shall be deemed to have been satisfied as to such non-delivered document or instrument if a copy thereof (certified by the applicable Seller to be a true and complete copy of the original thereof submitted for recording) is delivered to Custodian on or before the date on which such original is required to be delivered, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording thereon, is delivered to Custodian within ninety (90) days of the related Purchase Date, and, provided, further, that Buyer may, but is not obligated to, consent to a later date for delivery of any part of the Asset File in its sole discretion), the applicable Seller shall deliver or cause to be delivered and released to the Custodian the documents set forth in the Asset File, pertaining to each of the Purchased Assets and Mezzanine Subsidiary Assets identified in the related Custodial Delivery Letter; it being agreed that any assignment documents related to the transfer of the Purchased Assets to Buyer shall be delivered in blank (the “Blank Assignment Documents”).

(viii)                        Delivery of Trust Receipt.  Except in the case of a Table-Funded Asset, Custodian shall have delivered to Buyer, in accordance with the timeframes set forth in the Custodial Agreement, a Trust Receipt (accompanied by a Custodial Asset Transmission) with respect to each Purchased Asset and Mezzanine Subsidiary Asset subject to the requested Transaction.

(ix)                              Collateral Administrator Notice.  To the extent not previously delivered, a Collateral Administrator Notice.

(x)                                 Approved Underwriting Guidelines.  The Buyer has received and approved, in its good faith discretion, any material changes to the Approved Underwriting Guidelines.

(xi)                              Fees and Expenses.  Buyer shall have received all fees and reasonable expenses then due to Buyer as contemplated by Sections 9 and 15(b) which amounts, at Buyer’s option, may be withheld from the proceeds remitted by Buyer to Sellers pursuant to any Transaction hereunder; and with respect to those fees and expenses that do not have a specific due date hereunder shall be due within thirty (30) days following the date a Responsible Officer of any Seller Party has received an invoice related thereto.

(xii)                           No Violation of Law.  If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) or any change in the interpretation or application of any Requirement of Law thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall result in Buyer’s entering into any Transaction to be a violation of such Requirement of Law.

(xiii)                        Purchase Price Increases for Future Funding Obligations.  The applicable Seller shall have requested a Purchase Price Increase with respect to amounts funded under a Future Funding Obligation in accordance with the time frames set forth in Section 3(c).

(xiv)                       Delivery of Mezzanine Subsidiary Interests.  ACRC shall deliver to the Buyer or its designee, or otherwise as mutually agreed upon by Sellers and Buyer, the original of the Mezzanine Subsidiary Interests registered in the name of the Buyer or its designee.

(xv)                          Delivery of Asset Assignment Agreement.  ACRC shall have delivered to Buyer a Mezzanine Loan Transfer Agreement with respect to each Mezzanine Subsidiary Asset transferred from ACRC to the Mezzanine Subsidiary that is subject to a Transaction under this Agreement.

(xvi)                       Collateral Administrator Certification.  With respect to a Purchased Asset with a Future Funding Obligation, the Collateral Administrator shall have certified that all conditions to such Future Funding Obligation have been satisfied.

(xvii)                    No Material Adverse Change.  Since the Effective Date (in the case of the initial Transaction) or the most recent Purchase Date (in the case of any other Transaction), no material adverse change shall have occurred with respect to any Seller as determined by Buyer in its sole good faith discretion.

(xviii)                 Repo Market.  No event or events shall have occurred and/or be continuing in the sole good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans, mezzanine loans or interests in commercial mortgage loans.

(xix)                       Notice to Obligors/Mezzanine Borrowers.  Sellers shall deliver to the Custodian a completed and signed Notice to Obligor/Mezzanine Borrower, substantially in the form of Exhibit G hereto, with respect to each Purchased Asset and Mezzanine Subsidiary Asset subject to a Transaction, which Notice to Obligor/Mezzanine Borrower shall not be sent to such Obligor or Mezzanine Borrower, as applicable, until the occurrence and continuation of an Event of Default.

Each Transaction Request/Purchase Price Increase and Confirmation delivered by any or all Sellers hereunder shall constitute a certification by such Seller that all the conditions set forth in this Section 3(b) (other than clauses (i), (viii), (xii), and (xviii) hereof) have been satisfied (both as of the date of such notice or request and as of Purchase Date).

(c)                                  Initiation.

(i)                                     The applicable Seller shall give Buyer, Collateral Administrator, Asset Manager, and Custodian notice of the proposed Purchase Date, not later than 11:00 a.m., New York time, ten (10) Business Days’ in advance of the proposed Purchase Date (the date on which such notice is given, the “Notice Date”).  On the Notice Date, the applicable Seller shall request that Buyer enter into a Transaction by furnishing to Buyer, Collateral Administrator, Asset Manager, and to Custodian as specified in the Custodial Agreement, a Transaction Request/Purchase Price Increase and Confirmation (with respect to each Eligible Asset) accompanied by a Complete Submission, including, without limitation, a proposed Asset Schedule.  In the event the Asset Schedule provided by a Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to the applicable Seller describing such error and such Seller shall correct the computer data, reformat the Eligible Assets or properly align the computer fields.  Such

Transaction Request/Purchase Price Increase and Confirmation shall include all information required by Buyer pursuant to Exhibit F to this Agreement.

(ii)                                  Following receipt of a Transaction Request/Purchase Price Increase and Confirmation (such Transaction Request/Purchase Price Increase and Confirmation shall be free of any erroneous computer data and improperly formatted information as described in Section 3(c)(i) above) and a Complete Submission, Buyer shall, as hereinafter provided, inform the applicable Seller of its election to enter into a Transaction to (1) purchase any Purchased Assets proposed to be sold to Buyer by such Seller hereunder or (2) permit the Mezzanine Subsidiary to acquire a Mezzanine Loan that is otherwise an Eligible Asset.

(iii)                               Buyer or its designee shall have the right to review all Eligible Assets proposed to be sold to Buyer, or acquired by the Mezzanine Subsidiary, and conduct its own due diligence of such Eligible Assets as Buyer determines in accordance with Section 17.  Buyer or its designee shall conduct its diligence review within the following time frame beginning on the Business Day following receipt of the Complete Submission: in the case of a proposed Transaction of (i) up to five (5) Eligible Assets, fifteen (15) Business Days; (ii) more than five (5) but no more than twenty-five (25) Eligible Assets, twenty-five (25) Business Days, and (iii) more than twenty-five (25) Eligible Assets, a time frame to be mutually agreed upon by Buyer and the applicable Seller.  Upon completion of its review, Buyer shall confirm the terms for such proposed Transaction attributable to the Eligible Asset, including the Purchase Price, Purchase Price Increase, Purchase Price Percentage, the Asset Value, the Pricing Rate, and the Repurchase Date for such Transaction.  The terms thereof shall be set forth in the Transaction Request/Purchase Price Increase and Confirmation signed by the applicable Seller, and confirmed by Buyer by countersigning the Transaction Request/Purchase Price Increase and Confirmation, to be returned to the applicable Seller by the end of the day on each Purchase Date.  To the extent any term in the Transaction Request/Purchase Price Increase and Confirmation is incomplete, inconsistent with, or otherwise adds terms to the agreement, Buyer shall have no obligation to execute and/or deliver the Transaction Request/Purchase Price Increase and Confirmation to the applicable Seller or enter into such Transaction.

(iv)                              Upon satisfaction of the applicable conditions precedent set forth in Sections 3(a) and 3(b) hereof, and subject to due diligence review and approval of the proposed Purchased Assets or Mezzanine Subsidiary Assets, as applicable, in accordance with Section 17, Buyer shall agree to enter into such requested Transaction so long as the conditions set forth herein are satisfied and after giving effect to the requested Transaction the aggregate outstanding Purchase Price does not exceed the Maximum Committed Purchase Price, or, with the prior consent of Buyer, to the extent such Transaction would cause the aggregate Purchase Price of all Transactions to exceed the Maximum Committed Purchase Price, the Maximum Aggregate Purchase Price, in which case Buyer shall fund the Purchase Price in accordance with this Agreement.  Buyer’s funding the Purchase Price of the Transaction and the applicable Seller’s acceptance thereof, will constitute the parties agreement to enter into such Transaction.  Upon remittance of the Purchase Price to the applicable Seller, such Seller hereby grants, assigns, conveys and transfers all rights, and a first priority security interest in and to the Purchased Assets evidenced on the related Asset Schedule.

(v)                                 Each Transaction Request/Purchase Price Increase and Confirmation together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby.

(vi)                              The Repurchase Date for each Transaction shall not be later than the Termination Date.

(vii)                           No later than the date and time set forth in the Custodial Agreement, the applicable Seller shall deliver to Custodian the Asset File pertaining to each proposed Purchased Asset and Mezzanine Subsidiary Asset to be purchased by Buyer or to be subject to a Purchase Price Increase, as applicable.

(viii)                        Upon Buyer’s receipt of the Trust Receipt (accompanied by a Custodial Asset Transmission) in accordance with the Custodial Agreement and subject to the provisions of this Section 3, the Purchase Price or Purchase Price Increase, as applicable, will then be made available to the applicable Seller by Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available no later than 4:00 p.m., New York time on the date of its receipt of such Trust Receipt, provided that such Trust Receipt and all other required documents are received by Buyer or its designee no later than 11:00 a.m., New York time.

(ix)                              Upon (x) the sale of the Mezzanine Subsidiary Interests to Buyer as set forth herein and (y) the pledge of the Mezzanine Subsidiary Assets as set forth herein, and until termination of any related Transactions as set forth herein, ownership of the Mezzanine Subsidiary Interests is vested in the Buyer, and a first priority lien on the Mezzanine Subsidiary Assets is given to Buyer; provided, that legal title to each Mezzanine Subsidiary Asset shall be retained by the Mezzanine Subsidiary for servicing purposes, for the benefit of Buyer.

(d)                                 Table-Funded Assets.  Notwithstanding any of the foregoing provisions of this Section 3 or any contrary provisions set forth in the Custodial Agreement, solely with respect to any Table-Funded Asset:

(i)                                     by 12:00 noon New York time on the related Purchase Date, the applicable Seller or Approved Bailee shall deliver signed .pdf copies of the documents constituting the Asset File to Custodian via electronic mail, and the applicable Seller shall deliver the appropriate written third-party wire transfer instructions to Buyer;

(ii)                                  not later than 12:00 noon New York time on the related Purchase Date, (A) Approved Bailee shall deliver an executed .pdf copy of the Bailee Agreement to the applicable Seller, Buyer and Custodian by electronic mail and (B) Buyer shall fund the Purchase Price to the Approved Bailee in accordance with Section 3(c)(iv) hereof; and

(iii)                               within five (5) Business Days after the applicable Purchase Date with respect to any Table-Funded Asset, the applicable Seller shall deliver, or cause to be delivered to Custodian, the complete Asset File with respect to such Table-Funded Asset, pursuant to and in accordance with the terms of the Custodial Agreement; provided, that, if Buyer’s diligence review of the related Asset File requires the delivery of a document or instrument or the equivalent contained in the Asset File that the applicable Seller cannot deliver, or cause to be delivered, to Custodian at the time they are required to be delivered, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation, the delivery requirements set forth in this Agreement and the Custodial Agreement shall be deemed to have been satisfied as to such non-delivered document or instrument if a copy thereof (certified by the applicable Seller to be a true and complete copy of the original thereof submitted for recording) is delivered to Custodian on or before the date on which such original is required to be delivered, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording thereon, is delivered to Custodian within ninety (90) days of the related Purchase Date, and, provided, further, that Buyer may, but is not obligated to, consent to a later date for delivery of any part of the Asset File in its sole discretion.

(e)                                  Repurchase or Purchase Price Decrease; Purchase by a Third Party Investor

(i)                                     Provided that no Default (except for a Default that would be cured by the making of such repurchase and application of the proceeds thereof in accordance with the terms hereof) in respect of any failure to make a payment hereunder or Event of Default has occurred and is continuing, and no Default or Margin Deficit will result therefrom, Sellers may voluntarily repurchase, and Buyer shall resell, Purchased Assets or request release of a Mezzanine Subsidiary Asset on account of a Purchase Price Decrease in the case of any Mezzanine Subsidiary Asset held by the Mezzanine Subsidiary, and Buyer shall so release, without penalty or premium on any Business Day by delivering to Buyer a Request for Repurchase/Purchase Price Decrease and Confirmation no more than once per week unless consented to in writing by Buyer in its sole discretion.  If Sellers intend to make such a repurchase or Purchase Price Decrease, the applicable Seller shall give at least one (1) Business Day’s prior written notice thereof to Buyer, designating the Purchased Assets to be repurchased or Mezzanine Subsidiary Assets to be released.  If such notice is given and not subsequently revoked, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets or Mezzanine Subsidiary Assets (and for the avoidance of doubt will decrease the Repurchase Price for the Mezzanine Subsidiary Interests in the case of a release of a Mezzanine Subsidiary Asset).  Any repurchase of a Purchased Asset or release of Mezzanine Subsidiary Assets may occur simultaneously with a sale of the Purchased Asset or Mezzanine Subsidiary Asset to a third-party investor.

(ii)                                  Provided that (A) no Event of Default has occurred and is continuing, and no Default or Margin Deficit will result therefrom, and (B) Buyer has received (x) 100% of the Repurchase Price upon repurchase with respect to any Purchased Asset or (y) 100% of the applicable Purchase Price Decrease (such that Buyer has been paid 100% of the Purchase Price Increase attributable to any Mezzanine Subsidiary Asset), Buyer agrees to release its ownership interest and security interest hereunder and any other Liens or encumbrances created by the Buyer on such Purchased Asset (including the Repurchase Assets related thereto) or Mezzanine Subsidiary Asset (including the Mezzanine Repurchase Assets related thereto) pursuant to a release letter substantially in the form of Exhibit A hereto; provided that, in the event of a partial remittance of the Repurchase Price or Purchase Price Decrease without a request for repurchase or release, such payment will be applied as directed by Sellers, or, in the absence of such direction, on a weighted average, pro rata basis to the Repurchase Price or Purchase Price Decrease of all Purchased Assets and Mezzanine Subsidiary Assets.

(iii)                               With respect to Principal Payments (other than such payments of the type set forth in clause (i) of the definition of “Principal Payments”) of a Purchased Asset or Mezzanine Subsidiary Asset, each Seller agrees to (A) comply with Section 5 of this Agreement, (B) provide Buyer a notice specifying any applicable Purchased Asset or Mezzanine Subsidiary Asset that has been prepaid or defeased in accordance with the terms of the applicable Purchased Asset or Mezzanine Subsidiary Asset, as applicable, and (C) in the case of defeasance, deliver to the Custodian the defeasance collateral and upon such delivery the Custodian shall be permitted to physically release and transfer to the Collateral Administrator all of the collateral previously pledged to secure payments in respect of the Purchased Asset or Mezzanine Subsidiary Asset that was defeased.  Buyer agrees to release its ownership interest and security interest hereunder and any other Liens or encumbrances created by the Buyer on Purchased Assets and Mezzanine Subsidiary Assets which have been prepaid or defeased in full after receipt of evidence of compliance with clauses (A) through (C) of the immediately preceding sentence.

(f)                                   Extension of Termination Date.  Thirty (30) days prior to any yearly anniversary of the date hereof and provided that no Default or Event of Default has occurred and is continuing, Sellers may request in writing that the Termination Date be extended and the Buyer may, in its sole discretion, extend the Termination Date.  The Sellers shall remit to Buyer a pro rata portion of the Commitment Fee in connection with the extension of the Termination Date.

SECTION 4.                                   MARGIN AMOUNT MAINTENANCE

(a)                                 Buyer shall determine the Market Value of each Purchased Asset and Mezzanine Subsidiary Asset at such intervals as determined by Buyer in its sole discretion.

(b)                                 If at any time the aggregate Asset Value of all Purchased Assets subject to Transactions is less than 98% of the aggregate Purchase Price for such Purchased Assets (a “Margin Deficit”), then, provided that such Margin Deficit in the aggregate is greater than the Margin Threshold, Buyer may by written notice to Sellers (as such notice is more particularly set forth below, a “Margin Call”), require Sellers to transfer to Buyer or its designee, cash in the amount at least equal to the Margin Deficit, and Buyer shall apply such cash to the outstanding Purchase Price of the Purchased Assets (including the Mezzanine Subsidiary Assets) as directed by Sellers, or, in the absence of such direction, on a weighted average, pro rata basis, with respect to the Purchased Assets (including the Mezzanine Subsidiary Assets) that gave rise to the Margin Call.

(c)                                  Notice delivered pursuant to Section 4(b) may be given by any written or electronic means.  Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 10:00 a.m. (New York City time) on the following Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the Business Day following the date of such notice.

(d)                                 The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

SECTION 5.                                   COLLECTIONS; INCOME PAYMENTS

(a)                                 Each Seller shall establish and maintain or cause Collateral Administrator to establish and maintain a segregated time or demand deposit account for the benefit of Buyer (individually and collectively, the “Control Account”) with a financial institution reasonably satisfactory to Buyer, which shall be subject to a Control Agreement, and shall deposit, or cause the Collateral Administrator to deposit, into the Control Account, within two (2) Business Days of receipt, all Income (other than reserve payments) received with respect to each Purchased Asset and Mezzanine Subsidiary Asset subject to a Transaction.  Under no circumstances shall Sellers deposit any of their own funds into the Control Account.  Sellers shall name the Control Accounts as directed by Buyer.

(b)                                 On or before 3:00 p.m. (New York time) on the Business Day prior to the Payment Date, Sellers shall deliver to Buyer a Distribution Worksheet.  On each Payment Date (or with respect to a Principal Payment within one (1) Business Day of receipt by Buyer), upon approval of the Distribution Worksheet, Buyer shall make the following payments in accordance with the Distribution Worksheet (provided that Buyer may apply amounts from any Control Account in any order subject to the following clauses (i) through (xii)):

(i)                                     first, to the extent not paid by Sellers, to the Custodian in payment of the Custodial Fee and any accrued and unpaid fees and expenses;

(ii)                                  second, to Buyer in payment of any accrued and unpaid fees (including, without limitation, any Commitment Fee) and expenses to Buyer’s account set forth in Section 9(a) hereof;

(iii)                               third, following a Collateral Administrator Default or a Collateral Administrator MAE which in either case results in the replacement of the Collateral Administrator, to the replacement Collateral Administrator in payment of any accrued and unpaid fees and expenses then due and owing with respect to the transfer and performance of the Collateral Administrator duties;

(iv)                              fourth, to Buyer in payment in full of that portion of the Repurchase Price that represents any accrued and unpaid Price Differential through the end of the Pricing

Rate Period immediately preceding the related Payment Date to Buyer’s account set forth in Section 9(a) hereof;

(v)                                 fifth, to Buyer, any Price Differential Shortfall (which, for the avoidance of doubt, is only due and payable on the Termination Date and in the event the Sellers terminate the Agreement prior to the original scheduled Termination Date, the Price Differential Shortfall shall be pro-rated based upon the number of days the Agreement was in effect divided by the number of days in the original term of the Agreement) and any Exit Fee (which, for the avoidance of doubt, is only due and payable on the Termination Date and shall not be due in the event the Sellers terminated this Agreement prior to the first anniversary of the date hereof);

(vi)                              sixth, to Buyer in payment of the Asset Manager Fee and any unpaid fees and expenses;

(vii)                           seventh, without limiting the rights of Buyer under Section 4 of this Agreement, to Buyer in the amount of any unpaid Margin Deficit, without duplication, to Buyer’s account set forth in Section 9(a) hereof;

(viii)                        eighth, if an Event of Default has occurred and is continuing, to Buyer in an amount to reduce the Repurchase Price to zero and pay all other Obligations accrued and unpaid;

(ix)                              ninth, to Buyer in an amount equal to 100% of Income (including principal and interest) of any Purchased Asset or Mezzanine Subsidiary Asset, as applicable, that, for a period in excess of ninety (90) consecutive calendar days, (i) has had a Purchase Price Debt Yield Failure or (ii) has had a DSCR Requirement Failure and (A) the Purchase Price Debt Yield for such Purchased Asset or Mezzanine Subsidiary Asset, as applicable, is less than the sum of (x) the applicable Minimum Purchase Price Debt Yield and (y) 0.50% or (B) the LTV exceeds 65% with respect to the related Mortgaged Property, in each case applied to reduce the Purchase Price of such Purchased Asset or Mezzanine Subsidiary Asset, as applicable, until the earlier of the date on which (A) such Purchase Price equals zero or (B) such Purchased Asset or Mezzanine Subsidiary Asset, as applicable, again satisfies the applicable requirement;

(x)                                 tenth, to Buyer in an amount equal to the product of (x) the applicable Purchase Price Percentage for such Purchased Asset or Mezzanine Subsidiary Asset, as applicable, and (y) the Principal Payments related to a Purchased Asset, to Buyer’s account set forth in Section 9(a) hereof to be applied against the Repurchase Price of such Purchased Asset or Mezzanine Subsidiary Asset, as applicable;

(xi)                              eleventh, any fees due to the Collateral Administrator pursuant to the Collateral Administration Agreement;

(xii)                           twelfth, to Sellers, any remaining amounts.

(c)                                  Upon the occurrence and during the continuation of an Event of Default, all amounts remitted to the Control Account shall be held in trust for Buyer and shall be withdrawn from the Control Account only by Buyer in accordance with Buyer’s rights under the Control Agreement and applied to the Obligations as determined by Buyer in its sole discretion.

(d)                                 All Income received with respect to a Purchased Asset or Mezzanine Subsidiary Asset subject to a Transaction, whether or not deposited in the Control Account, shall be held in trust for the exclusive benefit of Buyer and Sellers, as their interests may appear.

(e)                                  Sellers shall not change the identity or location of the Control Account without Buyer’s written consent.  Sellers shall from time to time, at its own cost and expense, execute such directions to Buyer, and other papers, documents or instruments as may be reasonably requested by Buyer.

(f)                                   If Buyer so requests and to the extent not otherwise reflected on the applicable Distribution Worksheet, Sellers shall promptly notify Buyer of each deposit in the Control Account.  Sellers shall also promptly deliver to Buyer photocopies of all periodic bank statements and other records relating to the Control Account as Buyer may from time to time request.

(g)                                  The amount required to be paid or remitted by Sellers to Buyer, not made when due shall bear interest from the due date (or, in the case of Expenses due on demand or upon presentation of an invoice thereof, the date thirty (30) days after the due date) until the remittance, transfer or payment is made, payable by Sellers, at the lesser of the Post-Default Rate or the maximum rate of interest permitted by law.  If there is no maximum rate of interest specified by applicable law, interest on such sums shall accrue at the Post-Default Rate.

(h)                                 Unless an Event of Default shall have occurred and be continuing, all payments received by Buyer shall, after notice to Buyer, be applied by Buyer on the date of such receipt or, if such receipt is made and notice received after 3:00 p.m. (New York time), on the following Business Day, to reduce the Purchase Price of the related Purchased Asset or otherwise in accordance with Section 5(b) above.

SECTION 6.                                   REQUIREMENT OF LAW

(a)                                 If any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) including those regarding capital adequacy, or any change in the interpretation or application of any Requirement of Law thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:

(i)                                     shall subject Buyer to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its advances and commitments hereunder, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer; or

(iii)                               shall impose on Buyer any other condition or expense (other than Taxes) affecting any Program Document or any Transaction or participation therein;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems in good faith to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, or shall have the effect of reducing Buyer’s rate of return then, in any such case, Sellers shall promptly pay Buyer such additional amount or amounts as reasonably calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable on an after-tax basis.

(b)                                 If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by Buyer to be material, then from time to time, Sellers shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction (the “Requirement of Law Premium”); provided that the computation of the Requirement of Law Premium shall be made by Buyer in good faith, and shall not exceed the amount that would be computed using a method consistent with that applied in Buyer’s computation of similar amounts due from similarly situated parties for whom Buyer has established credit facilities with comparable calculation of pricing rates reasonably comparable to the facility governed by the Program Documents.

(c)                                  If Buyer becomes entitled to claim any additional amounts pursuant to this Section 6, it shall promptly notify Sellers of the event by reason of which it has become so entitled within one hundred and twenty (120) days after becoming aware thereof (the “Requirement of Law Notice”).  A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Sellers shall be included in the Requirement of Law Notice and shall be conclusive in the absence of manifest error.

(d)                                 Within ten (10) Business Days after receipt of the Requirement of Law Notice, Sellers will be entitled to notify Buyer of its intention to repay all Obligations hereunder and terminate this Agreement, and after payment of any Requirement of Law Premium and the outstanding Repurchase Price and any other Obligations outstanding (i) Buyer will rebate to Sellers the most recently paid installment of the Commitment Fee, pro-rated for the portion of such three month period from the date Sellers terminated the Agreement, (ii) Sellers shall pay the Exit Fee, pro-rated based on the period the Agreement was in effect, and (iii) Sellers shall pay the Price Differential Shortfall, if any, pro-rated based on the period the Agreement was in effect.

(e)                                  The Requirement of Law Premium shall not include any amounts calculated on account of any change in any Requirement of Law or interpretation thereof for a period that is more than one hundred and twenty (120) days prior to Sellers’ receipt of the Requirements of Law Notice.

SECTION 7.                                   TAXES.

(a)                                 Any payments made by any Seller Party to Buyer or a Buyer assignee hereunder or under any Program Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If Seller Parties shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from any sums payable to Buyer or a Buyer assignee, then (i) Seller Parties shall be entitled to make such deductions or withholdings and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 7) Buyer or Buyer assignee receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) Sellers shall notify Buyer or Buyer assignee of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within ten (10) days thereafter. Seller Parties shall otherwise indemnify Buyer, within ten (10) days after demand therefor, for any Indemnified Taxes imposed on Buyer (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  For purposes of this Section 7, the term “applicable law” includes FATCA.

(b)                                 Buyer and any Buyer assignee shall deliver to each Seller Party, at the time or times reasonably requested by such Seller Party, such properly completed and executed documentation reasonably requested by such Seller Party as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Buyer and any Buyer assignee, if reasonably requested by such Seller Party, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Seller Party as will enable such Seller Party to determine whether or not such Buyer or Buyer assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 7, the completion, execution and submission of such documentation (other than such documentation in Section 7(b)(i), (ii)(A)-(C) and (iii) below) shall not be required if in Buyer’s or Buyer’s assignee’s judgment such completion, execution or submission would subject such Buyer or Buyer assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or Buyer assignee. Without limiting the generality of the foregoing, Buyer or Buyer assignee shall deliver to such Seller Party, to the extent legally entitled to do so:

(i)                                     in the case of a Buyer or Buyer assignee which is a “U.S. Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal

Revenue Service (“IRS”)  Form W-9 certifying that it is not subject to U.S. federal backup withholding tax.

(ii)                                  in the case of a Buyer or Buyer assignee which is not a “U.S. Person” as defined in Code section 7701(a)(30): (A) a properly completed and executed IRS Form W-8BEN or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (B) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of any Seller Party or affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C), (C) to the extent such non-U.S. person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such  non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a Tax Compliance Certificate on behalf of each such direct and indirect partner, and (D) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit any Seller Party to determine the withholding or deduction required to be made.

(iii)                               if a payment made to a Buyer or Buyer assignee under any Program Document would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or Buyer assignee shall deliver to such Seller Party at the time or times prescribed by law and at such time or times reasonably requested by such Seller Party such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Seller Party as may be necessary for such Seller Party to comply with their obligations under FATCA and to determine that such Buyer or assignee has complied with such Buyer’s or assignee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 7(b)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The applicable IRS forms referred to above shall be delivered by each applicable Buyer or Buyer assignee on or prior to the date on which such person becomes a Buyer or Buyer assignee under the Agreement, as the case may be, and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder.

(c)                                  Without duplication of any amounts paid under clause (a) above, each Seller Party shall jointly and severally indemnify Buyer or any Buyer assignee within ten (10) days after demand therefor for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7) that are imposed on Buyer or a Buyer assignee or required to be withheld or deducted from a payment to Buyer or a Buyer assignee and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Seller Party by Buyer or a Buyer assignee shall be conclusive absent manifest error.

(d)                                 Any Seller Party shall timely pay Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(e)                                  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7 (including by the payment of additional amounts pursuant to this Section 7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 7(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 7(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 7(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 7(e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)                                   Notwithstanding anything to the contrary in this Agreement or any other Program Document, each party to this Agreement acknowledges that it is its intent for U.S. federal, state and local income and franchise tax purposes to treat each (i) Transaction as indebtedness of any Seller Party that is secured by the Purchased Assets or Mezzanine Subsidiary Assets and (ii) the Purchased Assets or Mezzanine Subsidiary Assets  as owned by any Seller Party in the absence of an Event of Default which is continuing.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by any Requirement of Law (in which case such party shall promptly notify the other party of such Requirement of Law).

SECTION 8.                                   SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)                                 On each Purchase Date, in exchange for receipt of the Purchase Price, and continuing until the Purchased Assets are repurchased, each Seller hereby sells, assigns and conveys all rights and interests in the Purchased Assets identified on the related Asset Schedule, including the Mezzanine Subsidiary Interests and Repurchase Assets related to such Purchased Assets to Buyer. Although the parties intend that all Transactions hereunder be sales and purchases and not loans (other than as set forth in Sections 7(f) and 21 for U.S. tax purposes), in the event any such Transactions are deemed to be loans, and in any event, each Seller hereby pledges to Buyer as security for the performance by each Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets (including all Servicing Rights related to such Purchased Assets); the Records related to the Purchased Assets; the Program Documents (to the extent such Program Documents and each Seller’s right thereunder relate to the Purchased Assets); any Property relating to any Purchased Asset; any escrow letter or settlement agreement relating to any Purchased Asset; all insurance policies and insurance proceeds relating to any property related to any Purchased Asset, including but not limited to any payments or proceeds under any related hazard insurance; the Control Account; any Hedge Agreements relating to any Purchased Asset; any accounts, instruments (including promissory notes), chattel paper (including electronic chattel paper), contract rights and other general intangibles (including payment intangibles), payments, rights to payment (including payments of interest or finance charges), goods (including equipment and inventory), software, deposit accounts, investment property (including securities and securities accounts) and documents, to the extent that the foregoing relates to any Purchased Asset; the Mezzanine Subsidiary Assets (including the Mezzanine Repurchase Assets); and any other assets relating to the Purchased Assets (including, without limitation, any other accounts and Income relating thereto) or any interest in the Purchased Assets; distributions with respect to any of the foregoing; together with all accessions and additions thereto; substitutions and replacements therefor; and all products and proceeds; in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Repurchase Assets”).

(b)                                 Each Seller acknowledges that it has sold the Purchased Assets to Buyer on a servicing released basis and it has no rights to service the Purchased Assets.  Without limiting the generality of the foregoing and in the event that any Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located.  The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.

(c)                                  The parties (i) acknowledge and agree that the Mezzanine Subsidiary Interests shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code and (ii) covenant and agree that the Mezzanine Subsidiary Interests are not and will not be dealt in or traded on securities exchanges or securities markets.  ACRC covenants and agrees that the Mezzanine Subsidiary Interests are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code.  ACRC shall, at its sole cost and expense, take all steps as may be necessary in connection with the indorsement, transfer, delivery and pledge of all the Mezzanine Subsidiary Interests to Buyer.  In the event that any Seller Party obtains possession or control of the Mezzanine Subsidiary Interests, such Seller Party shall promptly deliver such the Mezzanine Subsidiary Interests to the account designated by Buyer, and Buyer shall hold such the Mezzanine Subsidiary Interests as Repurchase Assets hereunder.

(i)                If ACRC shall, as a result of its interest in the Mezzanine Subsidiary Interests, become entitled to receive or shall receive any certificate evidencing any limited liability company interest or other equity interest, any option rights, or any equity interest in the Mezzanine Subsidiary, whether representing, in addition to, in substitution for, as a conversion of, in exchange for the Mezzanine Subsidiary Interests, or otherwise in respect thereof, ACRC shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly endorsed by ACRC to the Buyer, or in blank, to be held by the Buyer subject to the terms hereof as additional security for the Obligations hereunder.  Any sums paid upon or in respect of the Mezzanine Subsidiary Interests upon the liquidation or dissolution of the Mezzanine Subsidiary shall be remitted to Buyer within one (1) Business Day with notice to Buyer of such payment and shall be applied in accordance with Section 5, the date of such application being deemed a Payment Date.  If any cash or other property so paid or distributed in respect of the Mezzanine Subsidiary Interests shall be received by any Seller Party, such Seller Party shall immediately remit such amount to Buyer within one (1) Business Day with notice to Buyer of such payment and such amount shall be applied in accordance with Section 5, the date of such application being deemed a Payment Date, and, until such cash or other property is paid or delivered to the Buyer, such Seller Party shall hold such cash or other property in trust for the Buyer segregated from other funds of such Seller, as additional security for the Obligations hereunder.

(ii)             Buyer shall receive all cash dividends or other cash distributions paid in respect of the Mezzanine Subsidiary Interests and exercise all voting and member rights with respect to the Mezzanine Subsidiary Interests, and upon receipt of any such dividends or distributions shall apply such amounts in accordance with Section 5; so long as no Event of Default shall have occurred and be continuing, Buyer shall exercise such voting rights only in accordance with ACRC’s instructions; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair the Mezzanine Subsidiary Interests, or which would be inconsistent with or result in a violation of any provision of this Agreement.  In no event shall Buyer be required to (A) vote to enable, or take any other action to permit Mezzanine Subsidiary to issue any membership interests of any nature or to issue any other membership interests convertible into or granting the right to purchase or exchange for any membership interests of Mezzanine Subsidiary, or (B) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Mezzanine Subsidiary Interests (other than as otherwise contemplated by the terms of this Agreement), or (C) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the Mezzanine Subsidiary Interests, or any interest therein, except for the Lien provided for by this Agreement, or (D) enter into any agreement (other than the Mezzanine Subsidiary Organizational Documents and this Agreement and any agreements contemplated hereunder) or undertaking restricting the right or ability of ACRC to sell, assign or transfer any of the Mezzanine Subsidiary Interests.  On the applicable Purchase Date, ACRC shall cause a Re-Registration of the related Mezzanine Subsidiary Interests as contemplated by Section 3(b)(xiv).

(iii)          In order to further secure Sellers’ Obligations hereunder, Mezzanine Subsidiary hereby pledges to Buyer as security for the performance by each Seller of its Obligations hereunder and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Mezzanine Subsidiary Assets (including all Servicing Rights related to such Mezzanine Subsidiary Assets); the Records related to the Mezzanine Subsidiary Assets; the Program Documents (to the extent such Program Documents and Mezzanine Subsidiary’s rights thereunder relate to the Mezzanine Subsidiary Assets); any Property relating to any Mezzanine Subsidiary Asset; any escrow letter or settlement agreement relating to any Mezzanine Subsidiary Asset; all insurance policies and insurance proceeds relating to any property related to any Mezzanine Subsidiary Asset, including but not limited to any payments or proceeds under any related hazard insurance; the Control Account; any Hedge Agreements relating to any Mezzanine Subsidiary Asset; any accounts, instruments (including promissory notes), chattel paper (including electronic chattel paper), contract rights and other general intangibles (including payment intangibles), payments, rights to payment (including payments of interest or finance charges), goods (including equipment and inventory), software, deposit accounts, investment property (including securities and securities accounts) and documents, to the extent that the foregoing relates to any Mezzanine Subsidiary Asset; and any other assets relating to the Mezzanine Subsidiary Assets (including, without limitation, any other accounts and Income relating thereto) or any interest in the Mezzanine Subsidiary Assets; distributions with respect to any of the foregoing; together with all accessions and additions thereto; substitutions and replacements therefor; and all products and proceeds; in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Mezzanine Repurchase Assets”).  All Mezzanine Repurchase Assets shall be deemed to be part of the Mezzanine Subsidiary Assets conveyed to the Mezzanine Subsidiary.  Mezzanine Subsidiary agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby.  The foregoing paragraph is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and transactions hereunder as defined under Section 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.

(d)                                 ACRC acknowledges that it has sold or contributed the Mezzanine Subsidiary Assets to the Mezzanine Subsidiary (and conveyed the Mezzanine Subsidiary Assets to Mezzanine Subsidiary on a servicing-released basis but subject to the lien of Buyer) and it has no rights to service the Mezzanine Subsidiary Assets.  Without limiting the generality of the foregoing and in the event that ACRC is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, ACRC grants, assigns and pledges to the Mezzanine Subsidiary a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located.  The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.  Such grant shall be subject to and subordinate to Buyer’s security interest in the Mezzanine Subsidiary Assets in all respects.

(e)                                  The parties acknowledge and agree that Mezzanine Subsidiary (A) is acquiring the Mezzanine Subsidiary Assets subject to and subordinate to Buyer’s security interest, (B) is granting a lien to Buyer as partial consideration for the acquisition of such Mezzanine Subsidiary Assets from the Sellers and (C) hereby grants, assigns and pledges all rights and interests to Buyer as security for the performance by Seller Parties of their Obligations hereunder a security interest in all of its right, title and interest in the Mezzanine Repurchase Assets.  The foregoing paragraph is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and transactions hereunder as defined under Section 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.

(f)                                   Each Seller Party agrees to execute a Power of Attorney, substantially in the form of Exhibit C hereto (the “Power of Attorney”), to be delivered on the date hereof.

(g)                                  Each Seller and Mezzanine Subsidiary hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets and the Mezzanine Repurchase Assets as Buyer, at its option, may deem appropriate.  Sellers shall pay the searching and filing costs for any financing statement or statements prepared or searched pursuant to this Agreement.

SECTION 9.                                   PAYMENT, TRANSFER; ACCOUNTS

(a)                                 Payments and Transfers of Funds.  Except in accordance with Section 9(c) below, unless otherwise mutually agreed in writing, all transfers of funds to be made by Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Asset Manager at the following account maintained by Asset Manager, on the date on which such payment shall become due: Account No. 412-150-4211, ABA No.:121000248, Name of Bank: Wells Fargo Bank, N.A., Account Name: Situs Wire Clearing, Reference: UBS-Ares Facility.

(b)                                 Remittance of Purchase Price and Purchase Price Increase.  On the Purchase Date for each Transaction, (i) ownership of the Purchased Assets shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price to the applicable Seller at such account designated by such Seller in writing or (ii) in the case of a Mezzanine Subsidiary Asset, ownership of such Mezzanine Subsidiary Asset shall be transferred from ACRC to the Mezzanine Subsidiary against the simultaneous transfer of the applicable Purchase Price Increase.  With respect to the Purchased Assets being sold by any Seller on a Purchase Date, such Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of such Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Repurchase Assets.  All transfers of cash and assets shall be made in accordance with this Agreement.

(c)                                  Fees.  Sellers shall pay in immediately available funds to Buyer all fees, including without limitation, the Warehouse Fees, as and when required hereunder.  All such payments shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.  Without limiting the generality of the foregoing or any other provision of this Agreement, Buyer may withdraw and retain from the Control Account any Warehouse Fees due and owing to Buyer and shall promptly notify the Seller Parties thereof.

SECTION 10.                            RESERVED

SECTION 11.                            REPRESENTATIONS

Each Seller Party, jointly and severally, represents and warrants to Buyer that as of the Purchase Date for any Purchased Assets and as of the date of this Agreement and any Transaction hereunder and on each date while the Program Documents are in full force and effect and/or any Transaction hereunder is outstanding:

(a)                                 Acting as Principal.  As of the applicable Purchase Date, Sellers will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b)                                 No Broker.  As of the applicable Purchase Date, no Seller has dealt with any broker, investment banker, agent, or other Person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement.

(c)                                  Financial Statements.  As of the date of this Agreement, each Seller Party has heretofore furnished to Buyer a copy, certified by its president or chief financial officer, of its (a) Financial Statements for each Seller Party for the fiscal year ended the Annual Financial Statement Date, setting forth in each case in comparative form the figures for the previous year, with an unqualified opinion thereon of an Approved CPA and (b) Financial Statements for each Seller Party for such quarterly period(s), of each Seller Party following the Annual Financial Statement Date up until the Quarterly Financial Statement Date.  As of the date of this Agreement and each Purchase Date, all such Financial Statements fairly present, in all material respects, the consolidated and consolidating financial condition of each Seller Party and the consolidated and consolidating results of its operations as at the dates and for the annual or quarterly periods, as applicable, specified therein, all in accordance with GAAP, subject in the case of quarterly financials to the absence of footnote and normal year-end adjustments.  As of the date of this Agreement and each Purchase Date, since the Annual Financial Statement Date, there has been no material adverse change in the consolidated business, operations or financial condition of Seller Party from that set forth in said Financial Statements nor is Seller Party aware of any state of facts which (without notice or the lapse of time) would be reasonably likely to result in a Material Adverse Effect.  No Seller Party had, as of the Annual Financial Statement

Date, any material liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or material liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and as of the date of this Agreement and each Purchase Date, there are no material unrealized or anticipated losses from any loans, advances or other commitments of each Seller Party except as heretofore disclosed promptly to Buyer in writing.

(d)                                 Organization, Etc.  Each Seller Party is duly organized, validly existing and as of the date of this Agreement and each Purchase Date, is in good standing under the laws of the jurisdiction of its organization. Each Seller Party (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) as of the date of this Agreement and each Purchase Date, is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Program Documents.

(e)                                  Authorization, Compliance, Approvals.  The execution and delivery of, and the performance by each Seller Party of its obligations under, the Program Documents to which it is a party (a) are within such Seller Party’s powers, (b) have been duly authorized by all requisite action, (c) do not violate (i) any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority in any material respect or (ii) its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which such Seller Party or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject, in any material respect, and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, in each case, in any material respect, or except as may be provided by any Program Document, result in the creation or imposition of any Lien (except for any Liens created pursuant to the Program Documents) upon any of the property or assets of such Seller Party or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument.  No Seller Party is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Program Documents to which it is a party other than those that have been obtained.

(f)                                   Litigation.  As of the related Purchase Date, there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the best of Seller Parties’ knowledge, threatened) or other legal or arbitrable proceedings affecting any Seller Party or any of its respective Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of such Seller Party before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Program Documents or any material action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims against any Seller Party not covered by insurance in an aggregate amount greater than the Litigation Threshold, (iii) individually or in the aggregate would be reasonably likely to have a Material Adverse Effect, or (iv) requires filing by any Seller Party with the SEC in accordance with its regulations.

(g)                                  Purchased Assets and Mezzanine Subsidiary Assets.

(i)                                     Neither Seller nor Mezzanine Subsidiary has assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset or Mezzanine Subsidiary  Asset to any other Person other than in accordance with this Agreement, and immediately prior to the sale of such Purchased Asset to Buyer or transfer of such Mezzanine Subsidiary Asset to Mezzanine Subsidiary, such Seller was the sole owner of such Purchased Asset or Mezzanine Subsidiary Asset, as the case may be, and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder or created in favor of Buyer hereunder.

(ii)                                  The provisions of the Program Documents are effective to either constitute a sale of Purchased Assets to Buyer or (upon proper filing of a Uniform Commercial Code financing statement and delivery of related instruments and endorsements in blank to the Custodian) to create in favor of Buyer a valid first priority security interest in all right, title and interest of each Seller in, to and under the Repurchase Assets.

(h)                                 Proper Names; Chief Executive Office/Jurisdiction of Organization.  Sellers do not operate in any jurisdiction under a trade name, division name or name other than those names previously disclosed in writing by Sellers to Buyer.  On the Effective Date, each Seller’s and Mezzanine Subsidiary’s chief executive office is, and has been, located as specified on the signature page hereto.  Each Seller’s and Mezzanine Subsidiary’s jurisdiction of organization, type of organization and organizational identification number is as set forth in the Pricing Letter.  Guarantor’s jurisdiction of organization, type of organization and organizational identification number is as set forth in the Pricing Letter.

(i)                                     Location of Books and Records.  The location where Sellers and Mezzanine Subsidiary keep their books and records, including all computer tapes, computer systems and storage media and records related to the Repurchase Assets to the extent not held by another party pursuant to the Program Documents is its chief executive office.

(j)                                    Enforceability.  This Agreement and all of the other Program Documents executed and delivered by each Seller Party in connection herewith are legal, valid and binding obligations of such Seller Party and are enforceable against such Seller Party in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Requirement of Law affecting creditors’ rights generally and (ii) general principles of equity.

(k)                                 Ability to Perform.  As of the date of this Agreement and each Purchase Date, no Seller Party believes that it cannot perform each and every material covenant contained in the Program Documents to which it is a party on its part to be performed.

(l)                                     No Default.  As of the date of this Agreement and each Purchase Date, no Default or Event of Default has occurred and is continuing.

(m)                             No Adverse Selection.  As of the related Purchase Date, no Seller has intentionally selected the Purchased Assets or Mezzanine Subsidiary Assets in a manner so as to adversely affect Buyer’s interests.

(n)                                 Scheduled Indebtedness. All Indebtedness of each Seller Party which is in effect on the Effective Date and/or outstanding on the Effective Date is listed on Schedule 3 hereto (the “Scheduled Indebtedness”).

(o)                                 Accurate and Complete Disclosure.  As of the date delivered, the information, reports, Financial Statements, exhibits and schedules (other than any projections and information as to a general economic or industry nature) furnished in writing by or on behalf of each Seller Party to Buyer in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or to any Seller Party’s knowledge, omit to state any material fact in information provided to Buyer necessary to make the statements herein or therein, as applicable, in light of the circumstances in which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of each Seller Party to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby including without limitation, the information set forth in the related Asset Schedule, will, as of the date delivered, be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to any Seller Party after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(p)                                 Margin Regulations.  The use of all funds acquired by Sellers under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(q)                                 Investment Company.  No Seller Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended and it is not necessary to register the Mezzanine Subsidiary under the Investment Company Act, for reasons other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

(r)                                    Solvency.  As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each Seller and the Mezzanine Subsidiary is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the Financial Statements of each Seller or Mezzanine Subsidiary, as applicable, in accordance with GAAP) of such Seller or Mezzanine Subsidiary, as applicable, and each Seller and Mezzanine Subsidiary is solvent and, after giving effect to the transactions contemplated by this Agreement and the other Program Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its respective business and perform its respective obligations.  As of the date of this Agreement and each Purchase Date, neither Seller nor Mezzanine Subsidiary intends to incur, nor does such Seller or Mezzanine Subsidiary, as applicable, believe that it has incurred, debts beyond its ability to pay such debts as they mature.  As of the date of this Agreement and each Purchase Date, no Seller Party is contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(s)                                   ERISA.  From the fifth fiscal year preceding the current year through the termination of this Agreement (the “Reporting Period”) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any employee pension or employee benefit plan (as defined in Section 3(2) and 3(3) of ERISA, respectively), other than a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”),  maintained by Seller Party or any ERISA Affiliate, or to which Seller Party or any ERISA Affiliate contributes or has contributed (each, a “Plan”), the benefits under which Plan are guaranteed, in whole or in part, by the PBGC (A) Seller Party and each ERISA Affiliate has funded and will continue to fund each Plan as required by the provisions of Section 412 of the Code;  and (B) Seller Party and each ERISA Affiliate has caused and will continue to cause each Plan to pay all benefits when due.  From the fifth fiscal year preceding the current year through the date of this Agreement, no Seller Party nor any ERISA Affiliate has been or is obligated to contribute to any Multiemployer Plan. Seller Party (on behalf of ERISA Affiliate, if applicable) will provide to Buyer (A) no later than the date of submission to the PBGC, a copy of any notice of a Plan’s termination (B) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Code and (C) notice of any Reportable Event as such term is defined in ERISA (and has, prior to the date of this Agreement, provided to Buyer a copy of any document described in clauses (A), (B) or (C) of this sentence relating to any date in the Reporting Period prior to the date of this Agreement).

(t)                                    Reserved.

(u)                                 No Reliance.  Each Seller Party has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller Party is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(v)                                 Plan Assets.  No Seller Party is an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a “plan” described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, and the Purchased Assets and Mezzanine Subsidiary  Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, in such Seller Party’s hands and transactions by or with any Seller Party are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA.

(w)                               Real Estate Investment Trust.  Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code.  Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction as described in Section 857 of the Code for any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the IRS for such year.

(x)                                 Anti-Money Laundering Laws.  Each Seller Party has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); each Seller Party has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Purchased Asset and Mezzanine Subsidiary Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Obligor and Mezzanine Borrower and the origin of the assets used by the said Obligor and Mezzanine Borrower to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Obligor and Mezzanine Borrower for purposes of the Anti-Money Laundering Laws.

(y)                                 No Prohibited Persons. None of Seller Parties nor any of their respective Affiliates, officers, directors, partners or members, is an entity or person (or to the Sellers’ knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”). None of Seller Parties nor any of their respective Affiliates, officers, directors, partners or members is currently subject to any economic sanctions administered or imposed by OFAC, the United Nations Security Council, the European Union or other relevant sanctions authority, and no Seller nor any of its respective Affiliates will directly or indirectly use the proceeds of any Transactions contemplated hereunder, or lend, contribute or otherwise make available such proceeds to or for the benefit of any person or entity for the purpose of financing or supporting the activities of any person or entity currently subject to any such sanctions by such authorities.

SECTION 12.                            COVENANTS

On and as of the date of this Agreement and each Purchase Date and at all times until this Agreement is no longer in force, each Seller Party covenants, jointly and severally, as follows:

(a)                                 Preservation of Existence; Compliance with Law.  Each Seller Party shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business; (ii) comply in all material respects with any applicable Requirement of Law, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws); (iii) maintain all material licenses, permits or other approvals necessary for Seller Party, as applicable, to conduct its business and to perform its obligations under the Program Documents; and (iv) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

(b)                                 Taxes.

(i)                                     Seller Party and its Subsidiaries shall timely file all income, franchise and other material Tax returns that are required to be filed by them and shall timely pay all material Taxes due and payable by them or imposed with respect to any of their property and all other material fees and other charges imposed on them or any of their property by any Governmental Authority, except for any such Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(ii)                                  There are no Liens for Taxes with respect to any assets of any Seller Party or its Subsidiaries, and no claim is being asserted with respect to Taxes of any Seller Party or its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or for Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and, in each case, with respect to which adequate reserves have been provided in accordance with GAAP.

(iii)                               Guarantor is and will be treated as a REIT, ACRC Lender U TRS LLC will be treated as an association taxable as a corporation for U.S. federal income tax purposes, and ACRC Lender U LLC will be treated as a disregarded entity for U.S. federal income tax purposes.

(c)                                  Notice of Proceedings or Adverse Change.  Seller Party shall give notice to Buyer after a Responsible Officer of Seller Party has any knowledge of the occurrence of any of the following within the timeframe specified below:

(i)                                     promptly following the occurrence of any Default, Event of Default, Collateral Administrator Default or Collateral Administrator MAE;

(ii)                                  within (a) one (1) Business Day following any event of default that has occurred under any Indebtedness of any Seller Party, or (b) three (3) Business Days following any (x) default that has occurred under any Indebtedness of any Seller Party, (y) litigation, investigation, regulatory action or proceeding that is pending or threatened in writing by or against a Seller Party in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (z) any Material Adverse Effect with respect to a Seller Party;

(iii)                               within five (5) Business Days following any litigation or proceeding that is pending or threatened in writing against (a) Seller Party in which the amount involved exceeds the Litigation Threshold and is not covered by insurance, in which injunctive or similar relief is sought which if adversely determined would reasonably be expected to have a Material Adverse Effect, and (b) any litigation or proceeding that is pending or threatened in writing in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(iv)                              within five (5) Business Days, notice of any of the following events: (A) a material and adverse change in the insurance coverage of Seller Party, with a copy of evidence of same attached; (B) any material change in accounting policies or financial reporting practices of Seller Party; (C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Program Document) on, or claim asserted against, any of the Repurchase Assets; (D) [reserved]; (E) any Change in Control; and (F) any other event, circumstance or condition that has resulted, or is reasonably likely to result, in a Material Adverse Effect.

(d)                                 Financial Reporting.  Seller Party shall maintain a system of accounting established and administered in accordance with GAAP consistently applied, and furnish to Buyer, with a certification by the president or chief financial officer of the Guarantor (the following in clauses (i) and (ii) hereinafter referred to as the “Financial Statements”):

(i)                                     Within one hundred and twenty (120) days after the close of each fiscal year, (A) audited consolidated balance sheets and the related audited consolidated statements of income and retained earnings and of cash flows as at the end of such year for the Guarantor and its consolidated subsidiaries for the fiscal year, setting forth in each case in comparative form the figures for the previous year, with an unqualified opinion on such audited statements of an Approved CPA (provided that the public posting of Guarantor’s Annual Report on Form 10-K on the official web site of Guarantor shall be deemed sufficient to satisfy the requirements of this Section 12(d)(i) with respect to Guarantor) and (B) unaudited balance sheet and related statements of income and retained earnings and cash flows as at the end of such year for the Sellers;

(ii)                                  Within sixty (60) days after the end of each of the first three (3) fiscal quarters of the Guarantor’s fiscal year, (A) the unaudited consolidated balance sheets and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated subsidiaries for such quarterly period(s)  (provided that the public posting of Guarantor’s Annual Report on Form 10-K on the official web site of Guarantor shall be deemed sufficient to satisfy the requirements of this Section 12(d)(ii) with respect to Guarantor) and (B) unaudited balance sheet and related statements of income and retained earnings and cash flows for such quarterly period for the Sellers;

(iii)                               Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (i)-(ii) above, a certificate in the form of Exhibit K hereto and certified by the president, chief financial officer, treasurer, assistant treasurer or chief accounting officer of Seller Parties;

(iv)                              Promptly, such other information regarding the business affairs, operations and financial condition of Seller Party as Buyer may reasonably request;

(v)                                 Promptly, to the extent delivered to Sellers (provided that Sellers have used commercially reasonable efforts to obtain delivery thereof) from time to time annual financial statements of the Obligor or Mezzanine Borrower, as applicable, with respect to each Eligible Asset consistent with the terms of the provisions of the loan documents relating to the Mortgaged Property; provided, that notwithstanding the foregoing the Buyer may reduce the Market Value of the Purchased Asset to the extent it deems necessary due to the failure to receive such information;

(vi)                              With respect to each Eligible Asset, promptly, but in any event within (a) one (1) Business Day of receipt thereof by a Responsible Officer of the applicable Seller, notices of events of default and (b) two (2) Business Days of receipt thereof by a Responsible Officer of the applicable Seller, a notice of any material events, material litigation or licensing issues;

(vii)                           Within thirty (30) days after the end of each calendar quarter, the applicable Seller’s internal summary of the performance of each Eligible Asset;

(viii)                        Within two (2) Business Days of receipt by Sellers or Guarantor, each material report, summary, exhibit or other data required to be delivered to Sellers, Guarantor or any Affiliate pursuant to the documentation governing the Eligible Assets.

(e)                                  Further Assurances.  Seller Party shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further actions that may be required under any applicable Requirement of Law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the Program Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.

(f)                                   True and Correct Information.  As of the date of delivery, all information, reports, exhibits, schedules, Financial Statements or certificates of Seller Party or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller Party will be true and complete as of the date of delivery thereof and to any Seller’s knowledge, will not omit to disclose any material facts in information provided to Buyer.  All required Financial Statements, information and reports delivered by Seller Party to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or as applicable to SEC filings, the appropriate SEC accounting requirements.

(g)                                  ERISA Events.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) Seller Party shall not incur any liability, contingent or otherwise, with respect to any Plan (whether sponsored or maintained by such Seller Party or any ERISA Affiliate), (ii) Seller Party shall not be in violation of Section 11(v) of this Agreement, (iii) neither any Seller Party nor any ERISA Affiliate shall fail to make any required contribution to a Multiemployer Plan, (iv) neither any Seller Party nor any ERISA Affiliate shall incur any liability with respect to the withdrawal from any Multiemployer Plan and (v) neither any Seller Party nor any ERISA Affiliate shall receive a notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA.

(h)                                 Financial Condition Covenants.  The Guarantor shall comply with the following covenants:

(i)                                     Maintenance of Minimum Tangible Net Worth.  At the end of each Test Period, Guarantor shall maintain a minimum Tangible Net Worth of at least the sum of (i) eighty percent (80%) of Guarantor’s Tangible Net Worth as of September 30, 2013, plus (ii) eighty percent (80%) of the net proceeds (after deducting transaction costs) Guarantor receives from subsequent equity issuances after September 30, 2013.

(ii)                                  Ratio of Recourse Debt to Tangible Net Worth.  At the end of each Test Period, Guarantor shall maintain its ratio of Recourse Debt to Tangible Net Worth to not more than 3.00 to 1.00.

(iii)                               Ratio of Debt to Tangible Net Worth.  At the end of each Test Period, Guarantor (on a consolidated basis) shall maintain its ratio of Debt to Tangible Net Worth to not more than 4.00 to 1.00.

(iv)                              Fixed Charge Coverage Ratio. Guarantor shall maintain a Fixed Charge Coverage Ratio for the immediately preceding twelve (12) month period ending on the last day of the applicable Test Period of at least 1.25 to 1.00, with compliance to be tested as of the end of each Test Period.

(i)                                     Reserved.

(j)                                    Collateral Administrator Approval.  Sellers shall not cause the Purchased Assets or Mezzanine Subsidiary  Assets to be serviced or administered by any servicer or administrator other than a servicer or administrator expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Collateral Administrator, any Seller, and all subservicers subservicing the Purchased Assets and Mezzanine Subsidiary  Assets on the date such Purchased Asset and Mezzanine Subsidiary  Asset becomes subject to a transaction with the execution of this Agreement.

(k)                                 Insurance.  Sellers shall cause Ares Commercial Real Estate Management LLC to maintain Fidelity Insurance and errors and omissions insurance in respect of its officers, employees and agents in such amounts acceptable to Buyer, which shall include a provision that such policies cannot be terminated or materially modified without at least thirty (30) days’ prior notice to Buyer.  Sellers shall notify Buyer of any material change in the terms of any such insurance.  Sellers shall cause Ares Commercial Real Estate Management LLC to maintain endorsements for theft of warehouse lender money and collateral, naming Buyer as a loss payee under its Fidelity Insurance and as a direct loss payee/right of action under its errors and omissions insurance policy.

(l)                                     Books and Records.  Each Seller or its agent shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(m)                             Illegal Activities.  No Seller Party shall engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(n)                                 Material Change in Business.  No Seller Party shall make any material change in the nature of its business as carried on at the date hereof and reasonable extensions thereof related to the commercial real estate business.

(o)                                 Limitation on Dividends and Distributions.  Following an Event of Default, no Seller nor Guarantor shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of any Seller or Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of any Seller or Guarantor, either directly or indirectly, whether in cash or property or in obligations of any Seller or Guarantor; provided that notwithstanding the existence of any Event of Default, Guarantor shall be permitted to pay dividends solely in order to meet its REIT Distribution Requirements.

(p)                                 Reserved.

(q)                                 Disposition of Assets; Liens.  No Seller shall create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Agreement; nor shall any Seller cause any of the Purchased Assets or Mezzanine Subsidiary Assets to be sold, pledged, assigned or transferred except as permitted hereunder.

(r)                                    Transactions with Affiliates.  No Seller Party shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate unless such transaction is (i) not otherwise prohibited in this Agreement, (ii) in the ordinary course of such Seller Party’s business, and (iii) upon fair and reasonable terms no less favorable to Seller Party, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(s)                                   Organization.  No Seller Party shall (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 11(h) or (ii) change its jurisdiction of organization, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder.

(t)                                    Collateral Administrator Reports.  On the Reporting Date, Sellers shall or shall cause, to the extent the Collateral Administrator is an Affiliate of any Seller Party, the

Collateral Administrator (to the extent reasonably available to the Collateral Administrator) to furnish to Buyer a report on the Purchased Assets and Mezzanine Subsidiary Assets in form and substance acceptable to Buyer.

(u)                                 Approved Underwriting Guidelines.  No Seller Party shall submit to Buyer for purchase, and Buyer shall have no obligation to purchase, any Commercial Mortgage Loan or Mezzanine Subsidiary Asset that is not underwritten in accordance with the Approved Underwriting Guidelines.

(v)                                 Amendments.  No Seller Party nor the Collateral Administrator is authorized on behalf of Buyer to amend, modify, supplement, clarify or waive any provision in a document relating to the Mortgage Loan or Mezzanine Loan without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed unless otherwise set forth in the Collateral Administrator Agreement.  Without limiting the foregoing, the applicable Seller shall provide prompt written notice to Buyer of any amendments, modifications or waivers relating to the Mortgage Loan and Mezzanine Loan, together with a copy thereof.

(w)                               Mezzanine Subsidiary Separateness. Mezzanine Subsidiary shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant to the Program Documents or in connection with the making of Mezzanine Loans; (c) not make any loans or advances to any third party (for the avoidance of doubt, the foregoing shall not be deemed to include the purchase of assets and the payment of any Future Funding Obligation), and shall not acquire obligations or securities of its affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Buyer; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates except as contemplated by the Program Documents; (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (k) not commingle its funds or other assets with those of any Affiliate or any other Person except as contemplated by the Program Documents; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person; (n) cause each of its direct owners to agree not to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to Mezzanine Subsidiary; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to Mezzanine Subsidiary; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Seller or a substantial portion of its properties; or (iii) make any assignment for the benefit of Mezzanine Subsidiary’s creditors except as contemplated by the Program Documents.

SECTION 13.                            EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) occur, Buyer shall have the rights set forth in Section 14, as applicable:

(a)                                 Payment Default.  A Seller Party shall default in the payment of  (i)  any payment of Price Differential which has become due on a Payment Date and such payment is not received within three (3) Business Days; (ii) any Repurchase Price or Exit Fee which has become due; (iii) any Asset Manager Fee or Commitment Fee which has become due and such payment is not received within three (3) Business Days; (iv) any Margin Deficit when due pursuant to Section 6 hereof or (v) make any payment on account of Expenses that are due on demand or upon presentation of an invoice thereof within thirty (30) days after demand or presentment thereof; or

(b)                                 Representation and Warranty Breach.  Any representation, warranty or certification made or deemed made herein or in any other Program Document by a Seller Party or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets or Mezzanine Subsidiary Assets furnished in writing by on behalf of Seller Party shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Assets or Mezzanine Subsidiary Assets, as applicable; unless (i) any Seller or Mezzanine Subsidiary shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Buyer in its good faith discretion to be materially false or misleading on a regular basis); or

(c)                                  Immediate Covenant Default.  The failure of a Seller Party to perform, comply with or observe any term, covenant or agreement applicable to a Seller Party contained in any of Sections 12(a)(i) (Preservation of Existence; Compliance with Law); (b)(ii) (Real Estate Investment Trust); (d)(i) or (ii) (Financial Reporting); (f) (True and Correct Information); (g) (ERISA Events); (h) (Financial Condition Covenants); (m) (Illegal Activities.); (n) (Material Change in Business); (o) (Limitation on Dividends and Distributions); (q) (Disposition of Assets; Liens); (r) (Transactions with Affiliates); (s) (Organization); (u) (Approved Underwriting Guidelines); (v) (Amendments); or (w) (Mezzanine Subsidiary Separateness); or

(d)                                 Additional Covenant Defaults.  A Seller Party shall fail to observe or perform any other covenant or agreement contained in this Agreement (and not identified in Section 13(c)) or any other Program Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days after notice or actual knowledge thereof; or

(e)                                  Judgments.  A judgment or judgments for the payment of money in excess of the Litigation Threshold in the aggregate shall be rendered against a Seller Party by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within forty-five (45) days from the date of entry thereof; or

(f)                                   Collateral Administrator.  A Collateral Administrator Default or a Collateral Administrator MAE shall occur and Sellers have not (A) appointed a successor Collateral Administrator reasonably acceptable to Buyer and (B) delivered a fully executed Collateral Administrator Notice with such successor Collateral Administrator, in each case within thirty (30) days following the occurrence of such Collateral Administrator Default or Collateral Administrator MAE, as applicable; or

(g)                                  Cross-Default.  Any Seller, Mezzanine Subsidiary or Guarantor shall be in default (beyond any and all applicable periods of notice and cure) under (i) (A) any note, indenture, loan agreement, guaranty or Hedge Agreement or (B) any payment obligation of any Seller, Mezzanine Subsidiary or Guarantor to Buyer or its Affiliates, in the aggregate with respect to clauses (A) and (B), in excess of $100,000 with respect to any Seller or Mezzanine Subsidiary or $15,000,000 with respect to Guarantor, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) (A) any note, indenture, loan agreement, guaranty or Hedge Agreement or (B) any payment obligation of any Seller, Mezzanine Subsidiary or Guarantor to Buyer or its Affiliates, in the aggregate with respect to clauses (A) and (B), in excess of $0 with respect to any Seller or $5,000,000 with respect to Guarantor and enforcement actions thereunder have commenced or there has been an  acceleration of the maturity of obligations of any Seller, Mezzanine Subsidiary or Guarantor by any other party to or beneficiary of such contract; or

(h)                                 Insolvency Event.  An Insolvency Event shall have occurred with respect to a Seller Party; or

(i)                                     Enforceability.  For any reason, this Agreement or any Program Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any party thereto (other than Buyer) shall contest in writing the validity, enforceability, perfection or priority of any Lien granted pursuant to this Agreement or any party thereto (other than Buyer) shall seek in writing to disaffirm, terminate, limit or reduce its obligations hereunder or under any Program Document; or

(j)                                    Liens.  Any Seller Party shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of Buyer); or at least one of the following fails to be true and, in either event, any Seller shall fail to repurchase such violating Purchased Assets within one (1) Business Day: (A) the Repurchase Assets shall have been sold to Buyer, or (B) the Liens contemplated hereby are first priority perfected Liens on any Repurchase Assets in favor of Buyer; or

(k)                                 Material Adverse Effect.  A Material Adverse Effect shall occur as determined by Buyer in its good faith discretion; or

(l)                                     Change in Control.  A Change in Control shall have occurred; or

(m)                             Going Concern.  Guarantor’s audited Financial Statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller Party as a “going concern” or reference of similar import; or

(n)                                 Inability to Perform.  A Responsible Officer of any Seller, Mezzanine Subsidiary or Guarantor, as applicable, shall admit in writing (i) its inability to, or its intention not to, perform any of such Seller’s, Mezzanine Subsidiary’s or Guarantor’s, as applicable, obligations under this Agreement or any Program Document or (ii) its breach of any Seller’s, Mezzanine Subsidiary’s or Guarantor’s, as applicable, obligations under this Agreement or any Program Document; or

(o)                                 REIT Qualification.  Guarantor shall fail to maintain its status as a REIT or fail to be entitled to claim dividends paid deductions as described in Section 857 of the Code; or

(p)                                 Governmental Action.  Any Seller Party shall become the subject of a cease and desist order of any Governmental Authority or enter into a memorandum of understanding or consent agreement with the Governmental Authority, any of which, would have, or is purportedly the result of any condition which would be reasonably likely to have, a Material Adverse Effect.

SECTION 14.                            REMEDIES

(a)                                 If an Event of Default occurs and is continuing, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

(i)                                     At the option of Buyer, exercised by written or electronic notice to Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of a Seller Party), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.

(ii)                                  If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A)                               Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Sellers hereunder;

(B)          to the extent permitted by any applicable Requirement of Law, the Repurchase Price with respect to each such Transaction shall be increased to an amount equal to the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts applied by Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C)          all Income actually received by Buyer pursuant to Section 5 shall be applied to the aggregate unpaid Obligations hereunder owed by Seller Parties.

(iii)          Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain (A) a physical transfer of the servicing of the Purchased Assets or Mezzanine Subsidiary Assets in accordance with Section 16(c) and (B) physical possession of all files of Sellers or Mezzanine Subsidiary relating to the Purchased Assets, Mezzanine Subsidiary Assets and the Repurchase Assets and all documents relating to the Purchased Assets and Mezzanine Subsidiary Assets which are then or may thereafter come in to the possession of a Seller, Mezzanine Subsidiary or any third party acting for Sellers or Mezzanine Subsidiary (including any Collateral Administrator) and Sellers and Mezzanine Subsidiary shall deliver to Buyer such assignments as Buyer shall request in good faith.  Buyer shall be entitled to specific performance of all agreements of Sellers and Mezzanine Subsidiary contained in the Program Documents.

(iv)          At any time on the Business Day following notice to Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event Sellers have not repurchased all Purchased Assets, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale, without any representations or warranties of Buyer and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets or Repurchase Assets, to give Sellers credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder.  The proceeds of any disposition of Purchased Assets and the Repurchase Assets shall be applied as determined by Buyer in its sole discretion.

(v)           Sellers shall be liable to Buyer for (A) the amount of all reasonable and documented legal or other expenses (including, without limitation, all reasonable and documented out-of-pocket costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of an Event of Default which is continuing, (B) damages in an amount equal to the reasonable and documented cost (including all reasonable fees, expenses and commissions) of Buyer entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default which is continuing, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence and continuation of an Event of Default in respect of a Transaction.

(vi)          Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or any applicable Requirement of Law.

(b)           Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default that is continuing on such date and at any time thereafter without notice to Sellers.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)           Seller Parties recognize that the market for the Purchased Assets and/or Repurchase Assets may not be liquid and as a result it may not be possible for Buyer to sell all of the Purchased Assets and/or Repurchase Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner.  In view of the nature of the Purchased Assets and Repurchase Assets, Seller Parties agree that liquidation of any Purchased Asset and/or Repurchase Asset may be conducted in a private sale.  Seller Parties acknowledge and agree that any such private sale may result in prices and other terms less favorable to Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Seller Parties further agree that it would not be commercially unreasonable for Buyer to dispose of any Purchased Asset and/or Repurchase Asset by using internet sites that provide for the auction or sale of assets similar to the Purchased Assets and/or Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and Sellers of assets.

(d)           Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller Party hereby expressly waives any defenses such Seller Party might otherwise have to require Buyer to enforce its rights by judicial process.  Each Seller Party also waives any defense (other than a defense of payment or performance) such Seller Party might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Each Seller Party recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(e)           To the extent permitted by any applicable Requirement of Law, Sellers shall be liable to Buyer for interest on any amounts owing by Sellers hereunder, from the date Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by Sellers or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Sellers to Buyer that accrued after the related Event of Default under this Section 14(e) shall be at a rate equal to the Post-Default Rate.

(f)            Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for any Seller Party’s failure to perform its obligations under this Agreement, each Seller Party acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to seek specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

SECTION 15.                            INDEMNIFICATION AND EXPENSES; RECOURSE

(a)           Each Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify, any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement (including, without limitation, as a result of a breach of any representation or warranty contained on Schedule 1, subject to the related Schedule of Exceptions), any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than, and to the extent of, any Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, each Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party, on an after-Tax basis, against all Costs incurred or assessed as a result of or otherwise in connection with the holding of the Purchased Assets, including any Mezzanine Subsidiary Assets, or any environmental issue or liability, or any failure by any Seller Party to pay when due any Taxes for which such Person is liable.  In any suit, proceeding or action brought by an Indemnified Party in connection with this Agreement, any Purchased Asset including any Mezzanine Subsidiary Assets for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, including any Mezzanine Subsidiary Assets, Seller Party will save, indemnify on an after-Tax basis and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller Party.  Each Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s reasonable and documented costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable and documented fees and disbursements of its counsel.  This Section 15(a) shall not apply with respect to Taxes other than Taxes that represent Costs arising from any non-Tax claim.

(b)           Sellers agree to pay as and when billed by Buyer all of the reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith.  In connection therewith, Sellers shall reimburse Buyer for any of Buyer’s reasonable and documented attorney’s fees and expenses (but excluding any expenses with respect to due diligence which shall be reimbursed pursuant to Section 17) incurred by Buyer in connection with the preparation of the Program Documents such amounts not to exceed the Fee Cap; provided that such Fee Cap shall only apply to the extent of reasonable negotiation of the Program Documents, no extensive delays and no unforeseen issues; provided further that should such fees reach the Fee Cap, Sellers and Buyer shall have a reasonable discussion with respect to increasing the Fee Cap so long as the circumstances provide for the need to increase such Fee Cap.  Sellers shall pay as and when billed all of the reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith.  Sellers agree to pay as and when billed by Buyer all of the reasonable and documented out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation search and filing fees and all the reasonable and documented fees, disbursements and expenses of one set of counsel to Buyer.  Sellers agree to pay Buyer all the reasonable and documented out of pocket due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans and Mezzanine Loans submitted by Sellers for purchase under this Agreement, including, but not limited to, those out of pocket costs and expenses incurred by Buyer pursuant to Sections 15(a) and 17 hereof.

(c)           Without limiting any rights or remedies at law, the Sellers shall only be responsible hereunder for actual out-of-pockets costs and expenses incurred by an Indemnified Party.

(d)           The obligations of Sellers from time to time to pay the Repurchase Price, the Price Differential, the Obligations hereunder and all other amounts due under this Agreement shall be full recourse obligations of Sellers.

SECTION 16.                            SERVICING

(a)           As a condition of entering into a Transaction with respect to any Purchased Asset or Mezzanine Subsidiary Asset, Buyer may require a Seller Party to cause such Purchased Asset and Mezzanine Subsidiary Asset to be administered by Collateral Administrator or its agents for Seller Parties for a term of thirty (30) days (the “Servicing Term”).  If the Servicing Term expires with respect to any Purchased Asset or Mezzanine Subsidiary Asset (i) for any reason other than such Purchased Asset or Mezzanine Subsidiary Asset no longer being subject to a Transaction hereunder, or (ii) at any time other than during the occurrence and continuation of an Event of Default, then Collateral Administrator shall continue to service the Purchased Asset or Mezzanine Subsidiary Asset for an additional thirty (30) days.  Each thirty (30) day extension period shall automatically be deemed to be extended (subject to the limitations above) without notice unless Buyer notifies Seller Parties in writing of such termination.  Collateral Administrator shall service or cause to be serviced the applicable

Purchased Asset and Mezzanine Subsidiary Asset in accordance with Accepted Servicing Practices and in accordance with all applicable Requirements of Law and the provisions of any applicable servicing agreement.  Each Seller Party acknowledges that Buyer shall retain an Asset Manager with respect to the Purchased Assets and Mezzanine Subsidiary Assets, and in such events Seller Parties shall pay to Buyer a non-refundable Asset Manager Fee.  Seller Parties may appoint a successor Collateral Administrator acceptable to Buyer in its reasonable discretion.  If Buyer does not appoint an Asset Manager or consents to terminate the obligation to pay the Asset Manager Fee, the Asset Manager Fee shall cease to be an obligation of Seller Parties.

(b)           The Collateral Administrator may delegate to any Person any of its obligations hereunder; provided, however, that the Collateral Administrator shall cause the performance of all subcontracted services and any subservicing agreement to be consistent with the provisions of this Agreement.  Notwithstanding any such subservicing agreement, the Collateral Administrator shall be obligated to the same extent and under the same terms and conditions as if the Collateral Administrator alone was servicing the Purchased Assets and Mezzanine Subsidiary Assets in accordance with the terms of this Agreement.  Notwithstanding any other provision of this Agreement, any fees or other compensation payable to any subservicer shall be the responsibility of Seller Parties.  Any subservicing agreement that may be entered into and any transactions or services relating to the Purchased Assets and Mezzanine Subsidiary Assets involving a subservicer in its capacity as such shall be deemed to be between the subservicer and the Collateral Administrator alone, and Buyer shall not be deemed a party thereto and shall have no obligations, duties or liabilities with respect to the subservicer.  Buyer agrees that it will not deliver any instructions to a subservicer servicing a Purchased Asset or Mezzanine Subsidiary Asset on behalf of the Collateral Administrator unless an Event of Default has occurred or is continuing or the Collateral Administrator is terminated.

(c)           At Buyer’s request, Seller Parties shall cause the transfer of servicing from Collateral Administrator to Asset Manager of each Purchased Asset and each Mezzanine Subsidiary Asset, together with all of the related Records in its possession, to Buyer’s designee upon the earliest of (i) the occurrence and continuation of an Event of Default hereunder, (ii) the occurrence and continuation of a Collateral Administrator Default, (iii) the occurrence of a Collateral Administrator MAE or (iv) the termination of the Servicing Term.

(d)           During the period a Collateral Administrator or its agent is servicing the Purchased Asset or Mezzanine Subsidiary Asset, Collateral Administrator shall agree that Buyer is entitled to the related Credit Files and Records and Collateral Administrator shall at all times maintain and safeguard (or cause to be maintained and safeguarded) the Credit File for the Purchased Asset or Mezzanine Subsidiary Asset (including photocopies or images of the documents delivered to Buyer), and accurate and complete records of its (or its agent’s) servicing of the Purchased Asset; such Collateral Administrator’s (or its agent’s) possession of the Credit Files and Records being for the sole purpose of servicing such Purchased Asset or such Mezzanine Subsidiary Asset and such retention and possession by Collateral Administrator (or its agent’s) being in a custodial capacity only.

(e)           At Buyer’s request, Seller Parties shall promptly deliver to Buyer reports regarding the status of any Purchased Asset and any Mezzanine Subsidiary Asset being serviced by or on behalf of a Seller Party, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days or such other circumstances that could cause a material adverse effect on such Purchased Asset or such Mezzanine Subsidiary Asset, Buyer’s rights to such Purchased Asset, such Mezzanine Subsidiary Asset or the collateral securing such Purchased Asset or Mezzanine Subsidiary Asset as applicable; Seller Parties may be required to deliver such reports until the release of the Purchased Asset or Mezzanine Subsidiary Assets by Buyer.  Seller Parties shall promptly notify Buyer if it becomes aware of any payment default that occurs under the Purchased Asset, the Mezzanine Subsidiary Asset or any default under any Collateral Administration Agreement that would materially and adversely affect any Purchased Asset or any Mezzanine Subsidiary Asset subject thereto.

(f)            Seller Parties shall release its custody of the contents of any Credit File or Asset File only (i) in accordance with the written instructions of Buyer, (ii) upon the consent of Buyer when such release is required as incidental to Seller Parties’ or their agent’s servicing of the Purchased Asset and the Mezzanine Subsidiary Asset, or (iii) as required by any applicable Requirement of Law.

(g)           Buyer reserves the right to appoint a successor Collateral Administrator at any time following an Event of Default that is continuing to service any Purchased Asset or any Mezzanine Subsidiary Asset (each, an “Asset Manager”) in its sole discretion.  If Buyer elects to make such an appointment, Seller Parties shall be assessed all costs and expenses incurred by Buyer associated with transferring the servicing of the Purchased Asset and Mezzanine Subsidiary Asset to the Asset Manager.  In the event of such an appointment, Seller Parties shall perform all acts and take all action so that any part of the Credit File and related Records held by Seller Parties, together with all receipts relating to such Purchased Asset and Mezzanine Subsidiary Asset, are promptly delivered to Asset Manager, and shall otherwise reasonably cooperate with Buyer in effectuating such transfer.  Seller Parties shall have no claim for lost servicing income, lost profits or other damages if Buyer appoints an Asset Manager hereunder and the servicing fee is reduced or eliminated.  For the avoidance of doubt, any termination of the Asset Manager’s rights to service by the Buyer as a result of an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

(h)           Seller Parties shall provide promptly to Buyer a Collateral Administrator Notice addressed to and agreed to by the Collateral Administrator of the related Purchased Assets and Mezzanine Subsidiary Asset, advising such Collateral Administrator of such matters as Buyer may reasonably request, including, without limitation, recognition by the Collateral Administrator of Buyer’s interest in such Purchased Assets and Mezzanine Subsidiary Assets and the Collateral Administrator’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Assets and Mezzanine Subsidiary Assets and any related Income with respect thereto.

(i)            For the avoidance of doubt, subject to the terms of the Collateral Administration Agreement and this Agreement, Sellers shall not retain the economic rights to the servicing of the Purchased Asset and the Mezzanine Subsidiary Asset which are indivisible from such Purchased Asset and Mezzanine Subsidiary Asset, as applicable.

SECTION 17.                            DUE DILIGENCE

Each Seller Party acknowledges that Buyer has the right to perform initial and continuing due diligence reviews with respect to the Purchased Assets, Mezzanine Subsidiary Assets, Seller Parties, Collateral Administrator and other parties which may be involved in or related to Transactions (collectively, “Third Party Transaction Parties”), as deemed appropriate by Buyer in its sole discretion, for purposes of verifying compliance with the representations, warranties and specifications made hereunder and obtaining the information set forth in Exhibits M-1 and M-2 hereto, and Seller Parties and Collateral Administrator each agree that upon reasonable prior notice to Seller Parties or Collateral Administrator, as applicable, unless an Event of Default shall have occurred and be continuing, in which case no notice is required, Buyer or its authorized representatives will be permitted at reasonable times to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets and Mezzanine Subsidiary Assets in the possession or under the control of any Seller Party or Collateral Administrator; provided however, that unless (a) an Event of Default has occurred and is continuing or (b) a Credit Event (and in such case, solely with respect to the Purchased Asset and Mezzanine Subsidiary Assets related to such Credit Event) has occurred and is continuing in the case of this clause (b), for at least thirty (30) days, Buyer does not expect to conduct more than one (1) such review during any one (1) year period.  Seller Parties will use commercially reasonable efforts to cause Third Party Transaction Parties to cooperate with any due diligence requests of Buyer.  Seller Parties and Collateral Administrator shall also make available to Buyer at reasonable times and upon reasonable prior notice a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files, the Purchased Assets and the Mezzanine Subsidiary Assets.  Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may purchase Purchased Assets from Sellers based solely upon the information provided by Sellers to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to cause Collateral Administrator or its agent to conduct a partial or complete due diligence review on some or all of the Purchased Assets and Mezzanine Subsidiary Assets purchased in a Transaction, including, without limitation, ordering new Qualified Appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Asset and Mezzanine Subsidiary Asset and reviewing intercreditor agreements, property management agreements, formation documents of the property owners and their direct and indirect owners, financial statements, environmental and engineering reports, underlying title policies including owner’s and UCC-9 title insurance policies to the extent applicable, legal opinions and other documents as may be mutually agreed among Sellers and Buyer.  For the avoidance of doubt, Collateral Administrator’s obligation to provide such due diligence to Buyer shall not preclude Buyer’s right to perform due diligence on the Purchased Assets and Mezzanine Subsidiary Assets prior to the Purchase Date and as necessary during the term of the Agreement, as determined by Buyer in is sole discretion, subject to the terms of the Mortgage Loan documents or Mezzanine Loan documents, as applicable.  Buyer may underwrite such Purchased Assets and Mezzanine Subsidiary Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Each Seller and Collateral Administrator agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased

Assets and Mezzanine Subsidiary Assets in the possession, or under the control, of Seller Parties or Collateral Administrator.  Each Seller further agrees that it shall pay, to the extent Sellers have received an invoice therefor, all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 17 for one (1) review during any one (1) year period; provided that (i) such limitation shall not apply upon the occurrence and continuance of an Event of Default or the occurrence and continuance of a Credit Event for at least thirty (30) days (and in such case, solely with respect to the Purchased Asset or Mezzanine Subsidiary Asset related to such Credit Event), (ii) such amounts shall not exceed the Asset Diligence Cap for each Eligible Asset reviewed, unless (x) an Event of Default or (y) a Credit Event (solely with respect to the Purchased Asset related to such Credit Event) has occurred and is continuing in the case of this clause (y), for at least thirty (30) days, in which case such Asset Diligence Cap shall not apply, and (iii) Sellers and Buyer agree that additional expenses may be incurred for complex transactions, Buyer shall notify Sellers before exceeding the Asset Diligence Cap and Buyer and Sellers shall endeavor in good faith to agree to a revised limitation on diligence expenses for any such complex transaction.

SECTION 18.                            ASSIGNABILITY

(a)           The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any Seller Party without the prior written consent of Buyer.  Buyer may from time to time, with the written consent of Sellers (not to be unreasonably withheld), assign all or a portion of its rights and obligations under this Agreement and the Program Documents to any party pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”) specifying the percentage or portion of such rights and obligations assigned; provided that Sellers’ consent shall not be required in the event (i) such assignee is an Affiliate of Buyer with a credit rating equal to the lesser of (x) investment grade and (y) the credit rating of the Buyer; or (ii) an Event of Default has occurred and is continuing.  Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder and under the other Program Documents, (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Program Documents and (c) such assignee shall be subject to the terms and conditions under the Program Documents and shall expressly assume such terms and conditions in writing.  Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement.  Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing.

(b)           Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Buyer’s obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) except during the occurrence and continuance of an Event of Default, such participant is not a Competitor; and (iv) Sellers shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents except as provided in Section 7.

(c)           Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 18, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to any Seller Party or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of any Seller Party; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement and any confidentiality provisions applicable to any of the documents related thereto.

(d)           In the event Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to, at Buyer’s sole expense, negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in agreements for similar syndicated repurchase facilities.

SECTION 19.                            TRANSFER AND MAINTENANCE OF REGISTER.

(a)           Subject to acceptance and recording thereof pursuant to Section 19(b), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Agreement.  Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with Section 18(a) shall to the extent it otherwise complies with Section 18(b), be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 18(b) hereof (so long as such transfer would be permitted as a participation under the terms of Section 18(b)).

(b)           Buyer shall maintain, acting solely for this purpose as agent of Sellers, a register (the “Register”) on which it will record each Assignment and Acceptance.  The Register shall include the names and addresses of Buyer (including all assignees and successors) and the percentage or portion of such rights and obligations assigned.  Failure to make any such recordation, or any error in such recordation shall not affect Sellers’ obligations in respect of such rights.

(c)           Each Buyer that sells a participation shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Transactions or other obligations under the Program Documents (the “Participant Register”); provided that no Buyer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments or its other obligations under any Program Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           Sellers agree that each participant shall be entitled to the benefits of Sections 6 and 7 (subject to the requirements and limitations therein, including the requirements under Section 7(b) (it being understood that the documentation required under Section 7(b) shall be delivered to the participating Buyer)) to the same extent as if it were a Buyer and had acquired its interest by assignment pursuant to Section 18; provided that a participant shall not be entitled to receive any greater payment under Sections 6 or 7, with respect to any participation, than the participating Buyer would have been entitled to receive.

SECTION 20.                            HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

Title to all Purchased Assets and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets and Mezzanine Subsidiary Assets.  Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or Mezzanine Subsidiary Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets or Mezzanine Subsidiary Assets to any Person; provided Buyer shall remain obligated to fulfill all of its obligations hereunder, including its obligation to cause the release of its ownership interest and any encumbrances upon the repurchase of any of the Repurchase Assets.  Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets (and Mezzanine Repurchase Assets) delivered to Buyer by Sellers.

SECTION 21.                            TAX TREATMENT

Notwithstanding anything to the contrary in this Agreement or any other Program Documents, each party to this Agreement acknowledges that it is its intent for U.S. federal, state and local income and franchise tax purposes to treat each (i) Transaction as indebtedness of Sellers that is secured by the Purchased Assets (and Mezzanine Subsidiary Assets) and (ii) the Purchased Assets (and Mezzanine Subsidiary Assets) as owned by Sellers or Mezzanine Subsidiary, as applicable, in the absence of an Event of Default which is continuing.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by any Requirement of Law (in which case such party shall promptly notify the other party of such Requirement of Law).

SECTION 22.                            SET-OFF

In addition to any rights and remedies of Buyer hereunder and by law, after the occurrence and during the continuance of an Event of Default, Buyer shall have the right, without prior notice to any Seller Party, any such notice being expressly waived by each Seller Party to the extent permitted by applicable law, to set-off and appropriate and apply against any Obligation from the Sellers to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims or cash, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of the Sellers.  Buyer agrees promptly to notify Seller Parties after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Buyer shall at any time have the right, in each case until such time as Sellers have satisfied all Obligations hereunder and this Agreement has terminated, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Sellers hereunder if an Event of Default or Default has occurred and is continuing; provided that during a Default such amounts shall not be applied and any such suspension shall terminate upon the cure or waiver of the related Default.

SECTION 23.                            TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default or Event of Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made.  Notwithstanding any such termination or the occurrence and continuation of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive (other than the representations and warranties set forth in Schedule 1, which shall survive with respect to the Purchased Assets and Mezzanine Subsidiary Assets until each such Purchased Asset or Mezzanine Subsidiary Asset is repurchased in accordance with this Agreement).  The obligations of each Seller Party under Sections 6, 7, 15, and 31 hereof shall survive the termination of this Agreement.

SECTION 24.                            NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by electronic transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); and as to any party, at such other address as shall be designated by such party in a written notice to each other party. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person. Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted electronically or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 25.                            USE OF ELECTRONIC MEDIA

Each Seller acknowledges and agrees that Buyer may require or permit certain transactions with Buyer be conducted electronically using Electronic Records and/or Electronic Signatures. Each Seller consents to the use of Electronic Records and/or Electronic Signatures whenever expressly required or permitted by Buyer and acknowledges and agrees that such Seller shall be bound by their respective Electronic Signature and by the terms, conditions, requirements, information and/or instructions contained in any such Electronic Records.

Each Seller agrees to adopt as its Electronic Signature its user identification codes, passwords, personal identification numbers, access codes, a facsimile image of a written signature and/or other symbols or processes as provided or required by Buyer from time to time (as a group, any subgroup thereof or individually, hereinafter referred to as such Seller’s Electronic Signature). Each Seller acknowledges that Buyer will rely on any and all Electronic Records and on such Seller’s Electronic Signature transmitted or submitted to Buyer.

Buyer shall not be liable for the failure of either its or any Seller’s internet service provider, or any other telecommunications company, telephone company, satellite company or cable company to timely, properly and accurately transmit any Electronic Record or fax copy.

Before engaging in Electronic Transactions with Sellers, Buyer may provide Sellers, or require Sellers to create, user identification codes, passwords, personal identification numbers and/or access codes, as applicable, to permit access to Buyer’s computer information processing system.  Each Seller shall be fully responsible for protecting and safeguarding any and all user identification codes, passwords, personal identification numbers and access codes provided or required by Buyer. Each Seller shall adopt and maintain security measures to prevent the loss, theft or unauthorized or improper disclosure or use of any and all user identification codes, passwords, personal identification numbers and/or access codes by Persons other than the individual Person who is authorized to use such information.

Each Seller understands and agrees that they shall be fully responsible for protecting and safeguarding their computer hardware and software from any and all (a) computer “viruses,” “time bombs,” “trojan horses” or other harmful computer information, commands, codes or programs that may cause or facilitate the destruction, corruption, malfunction or appropriation of, or damage or change to, any of such Seller’s or Buyer’s computer information processing systems, including without limitation, all hardware, software, Electronic Records, information, data and/or codes and (b) computer “worms,” “trap doors” or other harmful computer information, commands, codes or programs that enable unauthorized access to such Seller’s and/or Buyer’s computer information processing systems, including without limitation, all hardware, software, Electronic Records, information, data and/or codes.

Each Seller agrees that Buyer may, in its sole discretion and from time to time, without limiting such Seller’s liability set forth herein, establish minimum security standards that such Seller must, at a minimum, comply with in an effort to (x) protect and safeguard any and all user identification codes, passwords, personal identification numbers and/or access codes from loss, theft or unauthorized disclosure or use; and (y) prevent the infiltration and “infection” of such Seller’s hardware and/or software by any and all computer “viruses,” “time bombs,” “trojan horses,” “worms,” “trapdoors” or other harmful computer codes or programs.

If Buyer, from time to time, establishes minimum security standards, Sellers shall comply with such minimum security standards within the time period established by Buyer. Buyer shall have the right to confirm any Seller’s compliance with any such minimum security standards. Each Seller’s compliance with such minimum security standards shall not relieve such Seller from any of its liability set forth herein.

Whether or not Buyer establishes minimum security standards, each Seller shall continue to be fully responsible for adopting and maintaining security measures that are consistent with the risks associated with conducting electronic transactions with Buyer. Any Seller’s failure to adopt and maintain appropriate security measures or to comply with any minimum security standards established by Buyer may result in, among other things, termination of such Seller’s access to Buyer’s computer information processing systems.

SECTION 26.                            ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT

This Agreement, together with the Program Documents, constitute the entire understanding between Buyer and Seller Parties with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets and Mezzanine Subsidiary Assets.  By acceptance of this Agreement, Buyer and Seller Parties each acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Buyer and each Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions.  Accordingly, each of Buyer and each Seller Party agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that Buyer shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to it in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 27.                            GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT

OF LAW PRINCIPLES THEREOF.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLER PARTY SHALL BE GOVERNED BY E-SIGN.

SECTION 28.                            SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND EACH SELLER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)            SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER PROGRAM DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)         AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTY SHALL HAVE BEEN NOTIFIED;

(iv)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(v)           WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 29.                            NO WAIVERS, ETC.

No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Program Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Program Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.  An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

SECTION 30.                            NETTING

If Buyer and any Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder (a) all amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402; (b) the payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows.  In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 31.                            CONFIDENTIALITY

Buyer and each Seller Party hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Program Documents, the Seller Parties, the Purchased Assets and the Repurchase Assets or otherwise provided in connection with the transactions contemplated by the Program Documents (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws or regulations, rules of self-regulatory organizations or court orders, (ii) any of the Confidential Terms is in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or Mezzanine Subsidiary Assets or otherwise to enforce or exercise Buyer’s rights hereunder.

Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment and tax structure of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the

Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment and tax structure; provided that no Seller Party or Subsidiary of Affiliate thereof may disclose the name of or identifying information with respect to Buyer, its Affiliates or any other Indemnified Party, or any pricing terms (including, without limitation, the Pricing Rate, Warehouse Fees and, Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.  The provisions set forth in this Section 31 shall survive the termination of this Agreement.

SECTION 32.                            INTENT

(a)           The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.  Each Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b)           Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

(c)           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)           This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code.

(f)            Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

SECTION 33.                            DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that (a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, as amended from time to time (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder and (b) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 34.                            CONFLICTS

In the event of any conflict between the terms of this Agreement, any other Program Document and any Transaction Request/Purchase Price Increase and Confirmation, the documents shall control in the following order of priority:  first, the terms of the Transaction Request/Purchase Price Increase and Confirmation shall prevail, then the terms of the Pricing Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Document shall prevail.

SECTION 35.                            MISCELLANEOUS

(a)           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Agreement.

(b)           Captions.  The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(c)           Acknowledgment.  Each Seller Party hereby acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents; (ii) Buyer has no fiduciary relationship to any Seller Party; and (iii) no joint venture exists between Buyer and any Seller Party.

(d)           Documents Mutually Drafted.  Seller Parties and Buyer agree that this Agreement each other Program Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

(e)           Amendments.  This Agreement and each other Program Document may be amended from time to time only by prior written agreement of Buyer and Sellers.

(f)            Authorizations.  Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for such Seller Party, under this Agreement.  Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Buyer under this Agreement.

SECTION 36.                            GENERAL INTERPRETIVE PRINCIPLES

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation by reason of enumeration; (g) all times specified herein or in any other Program Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and (h) all references herein or in any Program Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

SECTION 37.                            JOINT AND SEVERAL LIABILITY

Each Seller shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of any Seller under this Agreement.  Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon such Seller’s joint and several liability.  Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations.  When pursuing its rights and remedies hereunder against any Seller, Buyer may, but shall be under no obligation, to pursue such rights and remedies hereunder against any Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against such Seller.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

BUYER:

UBS REAL ESTATE SECURITIES INC.

By:	/s/David Schell
Name: David Schell
Title: Executive Director

By:	/s/ Siho Ham
Name: Siho Ham
Title: Director

Address for Notices:

UBS Real Estate Securities Inc.
1285 Avenue of the Americas, 8th Floor
New York, New York 10019
Attention: David Schell
Telephone No: 212-713-3375
E-mail: david.schell@ubs.com

With a copy to:

UBS Real Estate Securities Inc.
299 Park Avenue
New York, New York 10171
Attention: Chad Eisenberger
Telephone No: 212-821-4885
E-mail: chad.eisenberger@ubs.com

Signature Page to Master Repurchase Agreement

SELLERS:

ACRC LENDER U LLC, as a Seller

By:	/s/ Thomas A. Jaekel
Name: Thomas A. Jaekel
Title: Vice President

Address for Notices:

ACRC Lender U LLC
One North Wacker Drive, 48th Floor
Chicago, IL 60606
Attention: Todd Schuster, CEO
Telephone: 310-921-7244
Telecopy: 310-432-8892
E-mail: tschuster@aresmgmt.com

With a copy to:

ACRC Lender U LLC
One North Wacker Drive, 48th Floor
Chicago, IL 60606
Attention: Legal Department
Telephone: 312-252-7500
Telecopy: 312-252-7501
E-mail: mscherer@aresmgmt.com

Signature Page to Master Repurchase Agreement

ACRC LENDER U TRS LLC, as a Seller

By:	/s/ Thomas A. Jaekel
Name: Thomas A. Jaekel
Title: Vice President

Address for Notices:

ACRC Lender U TRS LLC
One North Wacker Drive, 48th Floor
Chicago, IL 60606
Attention: Todd Schuster, CEO
Telephone: 310-921-7244
Telecopy: 310-432-8892
E-mail: tschuster@aresmgmt.com

With a copy to:

ACRC Lender U TRS LLC
One North Wacker Drive, 48th Floor
Chicago, IL 60606
Attention: Legal Department
Telephone: 312-252-7500
Telecopy: 312-252-7501
E-mail: mscherer@aresmgmt.com

Signature Page to Master Repurchase Agreement

MEZZANINE SUBSIDIARY:

ACRC LENDER U MEZZ LLC, as Mezzanine Subsidiary

By:	/s/ Thomas A. Jaekel
Name: Thomas A. Jaekel
Title: Vice President

Address for Notices:

ACRC Lender U Mezz LLC
One North Wacker Drive, 48th Floor
Chicago, IL 60606
Attention: Todd Schuster, CEO
Telephone: 310-921-7244
Telecopy: 310-432-8892
E-mail: tschuster@aresmgmt.com

With a copy to:

ACRC Lender U Mezz LLC
One North Wacker Drive, 48th Floor
Chicago, IL 60606
Attention: Legal Department
Telephone: 312-252-7500
Telecopy: 312-252-7501
E-mail: mscherer@aresmgmt.com

Signature Page to Master Repurchase Agreement

GUARANTOR:

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Todd Schuster
Name: Todd Schuster
Title: Chief Executive Officer

Address for Notices:

Ares Commercial Real Estate Corporation
One North Wacker Drive, 48th Floor
Chicago, IL 60606
Attention: Todd Schuster, CEO
Telephone: 310-921-7244
Telecopy: 310-432-8892
E-mail: tschuster@aresmgmt.com

With a copy to:

Ares Commercial Real Estate Corporation
One North Wacker Drive, 48th Floor
Chicago, IL 60606
Attention: Legal Department
Telephone: 312-252-7500
Telecopy: 312-252-7501
E-mail: mscherer@aresmgmt.com

Signature Page to Master Repurchase Agreement